UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

Envision Healthcare Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENVISION HEALTHCARE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2017

To our Stockholders:

The 2017 annual meeting of stockholders of Envision Healthcare Corporation will be held on May 25, 2017, at 9:00 a.m. local time, at our corporate offices at 1A Burton Hills Boulevard, Nashville, Tennessee 37215 for the following purposes:

1.	To elect four Class I directors for a term of three years;

2.	To hold a non-binding advisory vote approving our executive compensation;

3.	To hold a non-binding advisory vote on the frequency of future advisory votes approving our executive compensation;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

5.	To consider any other matters that may properly come before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Company’s Proxy Statement, Proxy Card and 2016 Annual Report to Stockholders are available over the internet by going to investor.evhc.net.

Stockholders of record at the close of business on March 29, 2017 (the "Record Date") are entitled to notice of and to vote at the meeting.

We are furnishing our proxy materials to all of our stockholders over the internet rather than in paper form. We believe that this delivery process will lower the costs of printing and distributing our proxy materials and reduce our environmental impact, without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record on the Record Date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the Annual Meeting. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 13, 2017.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and Annual Meeting” in this proxy statement and the instructions on the Notice of Internet Availability.

To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 6363 S. Fiddler’s Green Circle, 14th Floor, (303) 495-1200.

By Order of the Board of Directors,
Craig A. Wilson
Secretary

Greenwood Village, Colorado
April 13, 2017

i

ENVISION HEALTHCARE CORPORATION
1A BURTON HILLS BOULEVARD
NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2017

The proxy statement and annual report to stockholders are available at http://www.viewproxy.com/evhc/2017 and on our website at investor.evhc.net.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet to all of our stockholders rather than in paper form. Accordingly, the Notice of Internet Availability has been mailed to our stockholders on or about April 13, 2017. Stockholders will have the ability to access the proxy materials on the website listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

What Is the Purpose of the Annual Meeting?

At our annual meeting, stockholders will vote on the matters outlined in the accompanying notice of annual meeting. In addition, our management will report on our performance during 2016 and respond to questions from stockholders.

What Are the Proxy Materials?

The board of directors (the “Board”), of Envision Healthcare Corporation, a Delaware corporation (referred to as “Envision,” “the Company,” “we,” “us,” or “our”) has made these proxy materials available to you on the internet, or is providing printed proxy materials to you, in connection with the solicitation of proxies for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, on Thursday, May 25, 2017, at 9:00 a.m., local time, for the purpose of considering and acting upon the matters set forth in this proxy statement. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

This proxy statement includes important information that we are required to provide to you under SEC rules, and is designed to assist you in voting your shares. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability.

We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Secretary in writing at 6363 S. Fiddler's Green Circle, 14th Floor, Greenwood Village, Colorado, 80111, or call us at (303) 495-1200. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.

Who Is Entitled to Vote?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 29, 2017. At the close of business on that date, we had 117,522,231 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy, of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Each outstanding share of common stock is entitled to one vote. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, ComputerShare Shareholder Services (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares using the methods prescribed by your broker or nominee. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s or nominee’s procedures for obtaining a legal proxy.

What Is the “Merger” Referenced in this Proxy Statement?

On December 1, 2017, AmSurg Corp. (“AmSurg”) and Envision Healthcare Holdings, Inc. (“EHH”) completed their transformational merger pursuant to the Agreement and Plan of Merger, dated as of June 15, 2016 (the “Merger Agreement”), by and among AmSurg, EHH, and the Company. We refer to the transactions contemplated under the Merger Agreement as the “Merger.”

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered stockholder and attend the meeting, you may vote in person by submitting a ballot or your completed proxy at the meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:

•	for election of each of the nominated directors (see pages 10 and 11);

•	for approval, on an advisory basis, of our executive compensation (see page 22);

•	for a frequency of “every year” for future proposals to approve our executive compensation, on an advisory basis (see page 42); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017 (see page 43).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What Vote Is Required to Approve Each Proposal?

For Proposal 1, the nominees for Class I director will be elected by the vote of a majority of the votes cast. The “majority of votes cast” means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the nominee’s election, not including abstentions and broker non-votes. Any director who does not receive a majority of votes cast is subject to the Board’s director resignation policy, as set forth in our amended and restated by-laws.

Proposal 2, the approval of the Company’s executive compensation for 2016, on an advisory basis, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.

Proposal 3, to determine the frequency of future advisory votes approving executive compensation, on an advisory basis, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.

Proposal 4, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter.

How Are Broker Non-votes and Abstentions Counted?

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal 3 (ratifying the selection of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the non-binding advisory vote approving executive compensation, and the non-binding advisory vote on the frequency of future advisory votes approving executive compensation.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. Broker non-votes are not voted affirmatively or negatively and will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters. An abstention on any proposal (other than director elections) will have the effect of a vote against approval of that proposal.

Can I Vote in Person at the Annual Meeting?

For stockholders with shares registered in the name of a brokerage firm or bank or other nominee, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the

Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

What Do I need to Do to Attend the Annual Meeting in Person?

Space for the Annual Meeting is limited and admission will be on a first come, first served basis. Stockholders should be prepared to present (1) valid government photo identification, such as a driver’s license or passport; and (2) beneficial stockholders holding their shares through a broker, bank, trustee or other nominee will need to bring proof of beneficial ownership as of March 29, 2017, the record date, such as their most recent account statement reflecting their stock ownership prior to the record date, a copy of the voting instruction card provided by their broker, bank, trustee or other nominee or similar evidence of ownership.

Can I Vote by Telephone or Internet?

For beneficial stockholders with shares registered in the name of a brokerage firm, bank or other nominee, a number of brokerage firms and banks are participating in a program that offers telephone and internet voting options. Stockholders should refer to the instructions provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the telephone and internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your Notice of Internet Availability, or accessing the internet website address specified on the Notice of Internet Availability. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

How Do I Change or Revoke My Proxy?

Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked by a writing delivered to our Secretary stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person.

Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

Who Pays for the Cost of Proxy Preparation and Solicitation?

Our Board is responsible for the solicitation of proxies for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders.

In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

STOCK OWNERSHIP

Who Are the Largest Owners of Our Stock?

The following table shows certain information with respect to those persons that we know beneficially own more than 5% of our common stock. Unless otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person.

Name and Address	Shares Beneficially Owned	Percent of Class (1)
FMR LLC (2) 245 Summer Street Boston, MA 02210	11,263,614	9.6%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	10,833,225	9.2%
Wellington Management Group, LLP (4) 280 Congress Street Boston, MA 02210	9,406,622	8.0%
BlackRock, Inc. (5) 55 East 52nd Street New York, NY 10055	6,822,261	5.8%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	6,488,020	5.5%

(1)	Based on the number of shares outstanding at March 29, 2017.

(2)
This information is based upon a Schedule 13G filed on February 13, 2017 by FMR LLC, a parent holding company in accordance with Section 13d-1(b)(ii)(G) of the Exchange Act. The shares of common stock are beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity Management & Research Company carries out the voting of the shares of the investment companies to which it acts as investment adviser under written guidelines established by the companies’ Boards of Trustees.

(3)
This information is based upon a Schedule 13G filed on February 9, 2017 by The Vanguard Group, Inc., an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. The Vanguard Group, Inc. reported sole voting power as to 181,653 shares of our common stock and sole dispositive power as to 10,631,570 shares of our common stock.

(4)
This information is based upon a Schedule 13G filed on February 14, 2017 by Wellington Management Group, LLP, an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934.

(5)
This information is based upon a Schedule 13G filed on January 30, 2017 by BlackRock, Inc., a parent holding company or control person in accordance with Section 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock, Inc. reported sole voting power as to 5,980,382 shares of our common stock.

(6)
This information is based upon a Schedule 13G filed on February 7, 2017 by T. Rowe Price Associates, Inc., an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. T. Rowe Price Associates, Inc. reported sole voting power as to 1,674,707 shares of our common stock.

How Much Stock Do Our Directors and Executive Officers Own?

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and the named executive officers in the Summary Executive Compensation Table in this proxy statement and all of our directors and executive officers, as a group. Except as otherwise indicated, all information is as of March 29, 2017.

	Common Stock
Name	Outstanding Shares (1)	Acquirable Within 60 Days (2)	Percent of Class (2)
Christopher A. Holden	557,066	—	*
William A. Sanger	251,264	1,598,804	1.6%
Robert J. Coward	117,363	—	*
Randel G. Owen	131,290	413,080	*
Claire M. Gulmi	119,772	—	*
Carol J. Burt	20,379	—	*
James A. Deal	33,758	—	*
John T. Gawaluck	6,080	—	*
Steven I. Geringer	33,562	—	*
Joey A. Jacobs	10,331	—	*
Kevin P. Lavender	12,180	—	*
Cynthia S. Miller	16,251	—	*
Leonard M. Riggs	54,414	—	*
James D. Shelton	3,911	—	*
Michael L. Smith	19,105	—	*
Ronald A. Williams	179,452	—	*
All directors and executive officers as a group (19 persons)	1,652,318	2,033,318	3.1%

*	Represents less than 1% of our outstanding common stock.

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. This number also includes shares of restricted stock issued pursuant to the Company’s 2006 Stock Incentive Plan. Individuals may vote shares of restricted stock, but may not transfer the shares until the end of the period of restriction. Mr. Deal disclaims beneficial ownership of the 100 shares of common stock held by his wife, which are included in the table.

(2)
Pursuant to the rules of the SEC shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares of common stock subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2016 with their reporting requirements.

CORPORATE GOVERNANCE

We aspire to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and seeking to comply with the laws, rules and regulations that govern our business.

Our Board Structure

Pursuant to our amended and restated bylaws, our Board is comprised of fourteen directors, including seven directors designated by EHH and seven directors designated by AmSurg, in each case, prior to the Merger. For one-year after the completion of the Merger, our Board may alter the composition of the Board, as between the number of AmSurg designees and EHH designees, only upon an affirmative three-fourths vote. Richard J. Schnall, an EHH board designee, was appointed as a Class II director upon the completion of the Merger but resigned as a director effective March 27, 2017. The Board elected not to immediately fill the vacancy created by Mr. Schnall’s resignation and has not reduced the size of our Board, leaving the size of our Board at fourteen. The Board intends to conduct a search for a new director who would be appointed to fill the vacancy resulting from Mr. Schnall's resignation.

Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. The Company intends, as provided in our Corporate Governance Guidelines, that, until one year after the consummation of the Merger, if a vacancy occurs for any reason in a Board position previously occupied by an AmSurg director, the vacancy will be filled by a person nominated by the remaining AmSurg designees to the Board, and if a vacancy occurs for any reason in a Board position previously occupied by a EHH director, the vacancy will be filled by a person nominated by the remaining EHH designees. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Our second amended and restated certificate of incorporation provides for a classified board, with members of each class serving staggered three‑year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. We currently have four directors in Class I, four directors in Class II and five directors in Class III. The terms of directors in Classes I, II and III end at the annual meetings in 2017, 2018, and 2019, respectively.

The following table sets forth the current composition of each Board class:

Director	Class
Carol J. Burt	Class I - Expiring 2017 Annual Meeting
Christopher A. Holden*	Class I - Expiring 2017 Annual Meeting
Cynthia S. Miller	Class I - Expiring 2017 Annual Meeting
Ronald A. Williams	Class I - Expiring 2017 Annual Meeting
John T. Gawaluck	Class II - Expiring 2018 Annual Meeting
Joey A. Jacobs	Class II - Expiring 2018 Annual Meeting
Kevin P. Lavender	Class II - Expiring 2018 Annual Meeting
Leonard M. Riggs, Jr., M.D.	Class II - Expiring 2018 Annual Meeting
James A. Deal	Class III - Expiring 2019 Annual Meeting
Steven I. Geringer	Class III - Expiring 2019 Annual Meeting
William A. Sanger**	Class III - Expiring 2019 Annual Meeting
James D. Shelton	Class III - Expiring 2019 Annual Meeting
Michael L. Smith	Class III - Expiring 2019 Annual Meeting

*    Chief Executive Officer
**    Executive Chairman

At each annual meeting of stockholders, the successors of the directors whose term expires at that meeting are elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Board is therefore asking you to elect the four Class I nominees for director, each of whom have terms expiring at the Annual Meeting and have been nominated for re-election at the Annual Meeting. See “Proposal 1-Election of Directors” on page 10.

Board Leadership Structure

As noted in our Corporate Governance Guidelines, the Board has no formal policy with respect to the separation of the offices of Chairman of the Board (“Chairman”), and Chief Executive Officer. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time.

Following the completion of the Merger, the Board reviewed and analyzed the Board’s leadership structure and concluded that the separation of the Chairman role from the Chief Executive Officer role would best serve the interests of the Company and its stockholders. Pursuant to the Company’s amended and restated bylaws, Mr. Sanger will serve as the Company’s executive chairman until the first anniversary of the Merger and, thereafter, Mr. Sanger will be appointed as the Company’s non-executive Chairman until the third anniversary of the Merger. The provisions of our amended and restated bylaws relating to Mr. Sanger's service as executive chairman and subsequent service as non-executive Chairman may only be amended by our Board by an affirmative vote of at least three-fourths of the Board.

The Board determined that our Executive Chairman is best suited to serve as our Chairman due to Mr. Sanger’s familiarity with our business and strategic priorities. The Board also considered the importance of leadership continuity during the initial period following the Merger.

Director Independence

Our Board determined, after considering all of the relevant facts and circumstances, that Mses. Burt and Miller, and Messrs. Deal, Gawaluck, Geringer, Jacobs, Lavender, Riggs, Shelton, Smith and Williams are “independent” as defined by the rules and regulations of the SEC and the listing standards of the NYSE. This means that these independent directors do not have any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Executive Sessions

Executive sessions, which are meetings of the non‑management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non‑independent directors. Our Executive Chairman will preside over executive sessions in which he is a participant, unless he is not present, in which case the independent directors in attendance will determine which member will preside at such session. The committees of the Board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at http://investor.evhc.net under the heading “Corporate Governance.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board any changes to the guidelines.

Code of Conduct & Ethics

The Board has adopted a Code of Conduct & Ethics that outlines the principles, policies, and laws that govern the activities of the Company, and establishes guidelines for professional conduct in the workplace. The Code of Conduct & Ethics applies to directors as well as employees. Every employee is required to read and certify annually that he or she has read and will comply with the Code of Conduct. A copy of the Code of Conduct is available on our website at investor.evhc.net. Click on “Investors,” “Governance” and then “Code of Business Conduct & Ethics” under the heading, “Corporate Governance.”

Code of Ethics for the CEO and Senior Financial Officers

Our Chief Executive Officer and other executive officers are bound by all provisions of the Code of Ethics for the Chief Executive Officer and senior financial officers, including the Company's chief financial officer and corporate officers with accounting and financial responsibilities (the "Code of Ethics"). The Code of Ethics includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the Code of Conduct. We intend to disclose amendments to or waivers from the Code of Ethics for the benefit of our Chief Executive Officer or other executive officers, if any, on our website.

The Board’s Role in Risk Oversight

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our compliance and quality committee provides oversight on compliance and quality related legal and regulatory exposure and meets regularly with our chief legal, clinical quality, and compliance executives. Our compensation committee evaluates risks arising from our compensation policies and practices, as more fully described below under “Compensation Discussion and Analysis-Compensation Risk Assessment.” The audit committee, compensation committee, and compliance and quality committees provide reports to the full Board regarding these and other matters. The audit committee and our full Board receive regular updates from the Company’s Chief Information Officer regarding the Company’s cybersecurity and data protection program, including key cybersecurity initiatives the Company has undertaken.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors Standing for Election

The following individuals have been nominated for election as Class I directors at our annual meeting:

•	Carol J. Burt

•	Christopher A. Holden

•	Cynthia S. Miller

•	Ronald A. Williams

Messrs. Holden and Williams and Mses. Burt and Miller are currently serving on our Board and have been nominated by our Board to serve an additional term as Class I directors. If elected, each of these individuals will serve as a Class I director until the 2020 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a Class I director. Mr. Holden and Ms. Miller were appointed to the Board by AmSurg in connection with the Merger, and Ms. Burt and Mr. Williams were appointed to the Board by EHH in connection with the Merger.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director, in addition to certain information with respect to the other directors who are continuing in office, is set forth below.

CLASS I DIRECTOR NOMINEES
(TERMS EXPIRE IN 2020)

Carol J. Burt	Director since 2016

Prior to the Merger, Ms. Burt, 59, served as a director of EHH from August 2011 through the completion of the Merger. Ms. Burt, principal of Burt-Hilliard Investments, is a private investor and serves on the Operating Council for Consonance Capital Partners, a private equity firm focused on investing in the U.S. healthcare industry. Ms. Burt was formerly an executive officer of WellPoint, Inc., where she served from 1997 to 2007, most recently as WellPoint's Senior Vice President, Corporate Finance and Development, from 2005 until 2007, helping to build WellPoint from a single state Blue plan to one of the country's leading health benefits companies. In her time at WellPoint, Ms. Burt was responsible for, among other things, corporate strategy, mergers and acquisitions, finance, treasury, and real estate management. In addition, WellPoint's financial services and international insurance business units reported to her. Ms. Burt also serves as a director of ResMed, Inc., a medical technology company specializing in equipment to treat sleep disordered breathing and other chronic diseases, as well as WellCare Health Plans, Inc., a provider of managed care services to government sponsored healthcare programs. Previously, Ms. Burt served on the boards of Vanguard Health Systems and Transitional Hospitals Corporation, both publicly traded corporations. In addition, Ms. Burt was Senior Vice President and Treasurer of American Medical Response and spent 16 years with Chase Securities (now J.P. Morgan), most recently as founder and head of the Health Care Investment Banking Group.

We believe that Ms. Burt's over 30 years' experience in management, strategic planning, mergers and acquisitions, finance and operations in the managed care, healthcare services and banking industries are valuable assets to our Board.

Christopher A. Holden	Director since 2016

Mr. Holden, 53, has served as the President and Chief Executive Officer of the Company since December 2016. Prior to the Merger, Mr. Holden served as a director, President and Chief Executive Officer of AmSurg from October 2007 through November 2016. He served as Senior Vice President and a Division President of Triad Hospitals, Inc. from May 1999 through July 2007. From January 1998 through May 1999, Mr. Holden served as President of the West Division of the Central Group of Columbia/HCA Healthcare Corporation, now known as Hospital Corporation of America (HCA). Prior to January 1998, Mr. Holden served as President of the West Texas Division of the Central Group of HCA from September 1997 until January 1998 and Vice President of Administration for the Central Group of HCA from August 1994 until September 1997.

We believe that Mr. Holden’s over 25 years’ experience working in the healthcare industry and his day to day leadership as our Chief Executive Officer and President provide him with intimate knowledge of our operations.

Cynthia S. Miller	Director since 2016

Ms. Miller, 60, served as a director of AmSurg from 2011 through the completion of the Merger. Ms. Miller served as Senior Vice President of Innovation and Pricing for Univita, a provider of extended care and home care services, from April 2011 until her retirement in June 2012. She served as an officer of WellPoint, Inc. from 2004 to December 2010, helping to build WellPoint into one of the country's leading health benefits companies. She served as an officer of its predecessor, Anthem, Inc., from 1986 to 2004. At WellPoint, Ms. Miller served from March 2008 to December 2010 as Executive Vice President and Chief Actuary, through which she was involved in pricing, product development, valuation, healthcare management support, mergers and acquisitions, forecasting and strategic planning related to health care reform. She also served from October 2006 to March 2008 as Senior Vice President and Chief Actuary, Commercial and Consumer Business and from January 2006 to October 2006 as Senior Vice President and Chief of Staff to the Chief Executive Officer of WellPoint, responsible for, among other things, the design and execution of key corporate management initiatives. During her tenure, she also had responsibility for the company’s risk management functions and led its merger, acquisition and divestiture activities.

We believe that Ms. Miller’s 25 years of leadership experience in the management of managed care and integrated healthcare system management companies, and extensive experience in risk assessment and in strategic planning for healthcare companies qualify her to serve on our Board.

Ronald A. Williams	Director since 2016

Mr. Williams, 67, served as a director of EHH from May 2011 through November 2016, serving as Chairman of its board from May 2011 to November 2014, and lead director from November 2014 to April 2015. Mr. Williams has been an operating advisor to Clayton, Dubilier & Rice Fund VIII, L.P. since April 2011. Mr. Williams has served as the Chairman and Chief Executive Officer of RW2 Enterprises, LLC since April 2011. Previously, Mr. Williams was Chairman of Aetna Inc. After joining Aetna in 2001, he became President in 2002 and served as Chief Executive Officer from February 2006 to November 2010 and Chairman of the board from October 2006 to April 2011. Mr. Williams serves on the board of directors of American Express Company, The Boeing Company and Johnson & Johnson, as well as the Boards of the Peterson Institute for International Economics, and the National Academy Foundation.

We believe that Mr. Williams' over 25 years of strategic, senior management and operations leadership experience in a rapidly changing and highly regulated industry, and his focus on innovation through information technology, qualifies him to serve on our Board.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES LISTED ABOVE.

Directors Continuing in Office

CLASS II DIRECTORS
(TERMS EXPIRE IN 2018)

John T. Gawaluck	Director since 2016

Mr. Gawaluck, 65, served as a director of AmSurg from 2015 through the completion of the Merger. Previously Mr. Gawaluck, a certified public accountant, worked for Ernst & Young LLP for 41 years until his retirement in 2014. Mr. Gawaluck was an assurance partner at Ernst & Young from 1985 through 2014, and served in a variety of client service and firm leadership roles. During his time at Ernst & Young, Mr. Gawaluck served as the coordinating and quality review partner for several large public companies. Mr. Gawaluck was an active member of Ernst & Young’s global partner group, a strategy and knowledge sharing association of Ernst & Young partners serving its top 100 global clients.

Mr. Gawaluck has over 40 years’ experience in accounting and finance, including significant experience with respect to public company financial reporting, regulatory compliance and risk management. We believe Mr. Gawaluck is qualified to serve on our Board.

Joey A. Jacobs	Director since 2016

Mr. Jacobs, 63, served as a director of AmSurg from 2013 through the completion of the Merger. He has served as the Chairman of the Board and Chief Executive Officer of Acadia Healthcare Company, Inc., a behavioral healthcare company, since 2011. Prior to 2011, Mr. Jacobs co-founded Psychiatric Solutions, Inc. (“PSI”) and served as Chairman, President and Chief Executive Officer of PSI from April 1997 until November 2010. Prior to founding PSI, Mr. Jacobs served for 21 years in various capacities with HCA, including as President of the Tennessee Division and as President of the Central Group. Mr. Jacobs has served on the Board of directors of Cumberland Pharmaceuticals, Inc., a specialty pharmaceutical company, since 2011.

Mr. Jacobs has worked for over 35 years in the healthcare industry, including as a senior executive and chief executive officer of a publicly traded healthcare company. He has executive experience in finance and accounting, management, operations and strategic planning. Accordingly, we believe Mr. Jacobs is qualified to serve on our Board.

Kevin P. Lavender	Director since 2016

Mr. Lavender, 55, served as a director of AmSurg from 2004 through the completion of the Merger. Mr. Lavender has served as Executive Vice President and Head of Corporate Banking for Fifth Third Bank since February 2016. Prior to that, he served as Senior Vice President and Head of Corporate Banking for Fifth Third Bank from January 2014 through February 2016. From December 2005 through January 2014, Mr. Lavender held various senior banking positions at Fifth Third Bank. Mr. Lavender served as the Commissioner of the Tennessee Department of Financial Institutions from January 2003 to December 2005. In addition to his role as Commissioner, he served as the chairman of the National Regulatory Committee for the Conference of State Bank Supervisors and was a member of the Board of Directors. Prior to being named Commissioner, Mr. Lavender was co-founder and served as Executive Vice President of Administration and Banking for MediSphere Health Partners, Inc. from May 1996 to October 2002.

We believe Mr. Lavender’s extensive experience in the banking and finance industries, with a particular emphasis on corporate finance for healthcare companies, qualifies him to serve on our Board.

Leonard M. Riggs, Jr., M.D.	Director since 2016

Dr. Riggs, 74, served as a director of EHH from August 2011 through the completion of the Merger. Dr. Riggs was previously a director of the predecessor to EHH from July 2010 to May 2011. He is a private investor and serves as an Operating Partner of CIC Partners, a private equity firm based in Dallas, Texas, and as an affiliate partner of Lindsay Goldberg, a private equity firm based in New York. Dr. Riggs was a founder of EmCare, and also served as its Chairman and Chief Executive Officer until 2001. Dr. Riggs has served on numerous boards and is a former president of the American College of Emergency Physicians.

We believe Dr. Riggs’s extensive experience as a prominent physician with executive experience in emergency healthcare services enables him to provide a unique and valuable perspective as a member of our Board.

CLASS III DIRECTORS
(TERMS EXPIRE IN 2019)

James A. Deal	Director since 2016

Mr. Deal, 67, served as a director of AmSurg from 1992 through November of 2016. He has served as President and Chief Executive Officer of Compassus, a provider of hospice care, since July 2006. During 2006, Mr. Deal served as Chairman of INSPIRIS, Inspired Care for the Frail Elderly, and from November 2001 to December 2005, Mr. Deal served as Chairman and Chief Executive Officer of INSPIRIS. From September 1998 to June 2001, Mr. Deal served as President, Chief Executive Officer and a director of Center for Diagnostic Imaging, Inc., a national network of outpatient diagnostic imaging centers. Mr. Deal served as Executive Vice President of Healthways, Inc., a disease management company, from January 1991 to August 1998, and as President of Diabetes Treatment Centers of America, Inc. (now American Healthways Services, Inc.), a Healthways subsidiary, from 1985 to August 1998.

Mr. Deal has worked for over 40 years in the healthcare industry, including as a senior executive and chief executive officer of multi-site healthcare services companies. He has executive experience in finance and accounting, management, operations and strategic planning. Accordingly, we believe Mr. Deal is qualified to serve on our Board.

Steven I. Geringer	Director since 2016

Mr. Geringer, 71, served as director of AmSurg from March 1997 through November 2016, and served as Chairman of the Board of AmSurg from July 2009 until November 2016. Mr. Geringer has served as Chairman of the Board of Addus HomeCare Corp., a provider of personal home care services, since January 2016 and as a director since 2009. Since 2015, he has served as a director of MedEquities Realty Trust, a healthcare REIT. From December 2012 until April 2015, Mr. Geringer served with Alvarez & Marsal, a global professional services firm, as a Managing Director responsible for Healthcare Private Equity Services, and served as a senior adviser during the following year. Mr. Geringer also serves as Chairman of Imedex, LLC, a privately held provider of continuing medical educational programs, and as a director of FastPace Urgent Medical, a privately held group of urgent care centers located in smaller communities. Until July 2014, Mr. Geringer served as Chairman of the Board of Qualifacts Systems, Inc., a provider of electronic health record systems designed for behavioral health, mental health, and human services organizations. In the last several years, Mr. Geringer has also served on the boards of various privately-held provider services healthcare companies.

We believe that Mr. Geringer’s extensive experience as a senior executive and investor in the healthcare industry enables him to make a significant contribution to our Board. He has executive experience in strategy planning, mergers and acquisitions, healthcare operations, and finance.

William A. Sanger	Director since 2016

Mr. Sanger, 66, serves as Executive Chairman and a director of the Company. Prior to the Merger, Mr. Sanger served as a director, the President and the Chief Executive Officer of EHH from May 2011 through November 2016, and served as Chairman of its board from November 2014 through November 2016. Prior to May 2011, Mr. Sanger served for over ten years as President and Chief Executive Officer of predecessor and affiliated entities of EHH. Mr. Sanger is also a co-founder of BIDON Companies, where he has been a Managing Partner since 1999. Mr. Sanger also serves as a director of Carestream Health, Inc. and Healogics, Inc.

Mr. Sanger has more than 30 years of experience in the healthcare industry, and we believe his experience both as an entrepreneur and a seasoned public company executive, make him qualified to serve as a member of the Board.

James D. Shelton	Director since 2016

Mr. Shelton, 63, served as a director of EHH from July 2015 through the completion of the Merger. Mr. Shelton spent over 30 years working in the hospital industry. He founded Triad Hospitals in 1999 and served as Chairman and CEO of that company until it was sold in 2007. Prior to 1999, he served as an executive of HCA first as President of the Central Group and later as President of the Pacific Group. He also was an executive at National Medical Enterprises serving as the President of its Central Group. Since 2007 he has served on several public boards. In 2008 he joined the Board of Omnicare, Inc. He served as CEO of Omnicare during 2010 and served as Chairman of its board until it was sold in 2015. He is also a member of the Board of Ventas, Inc., where he serves as lead director.

We believe that Mr. Shelton’s over 30 years of executive, strategic and operational experience at Fortune 500 healthcare industry companies qualifies him to serve on our Board.

Michael L. Smith	Director since 2016

Mr. Smith, 68, served as a director of EHH from August 2011 through November 2016, serving as lead director from April 2015 through November 2016, and previously was a director of its predecessor from July 2005 to May 2011. Mr. Smith is a private investor. He is a founding partner of Cardinal Equity Fund and Cardinal Equity Partners, a private investment firm focused on middle-market investments. From 1996 until his retirement in January 2005, Mr. Smith held executive positions with Anthem, Inc., and its predecessors and affiliates, including as Executive Vice President and Chief Financial and Accounting Officer from 2001 until January 2005. Mr. Smith also serves as a director of Vectren Corporation, a gas and electric power utility, and Carestream Health Services, Inc., a provider of healthcare imaging solutions. Mr. Smith is a member of the Board of Trustees of DePauw University.

We believe that Mr. Smith's over 30 years of executive, strategic and financial experience in the healthcare industry qualifies him to serve on our Board.

How Are Our Directors Compensated?

Director Compensation Program. Following the completion of the Merger, our Board approved a new non-employee director compensation program, which reflected the increased responsibilities of the Company’s Board following the Merger as a result of the increased size and complexity of the Company's business and operations. Each of our non-employee directors is entitled to receive an annual retainer of $90,000 for his or her services as a director and his or her attendance at meetings of the Board and its committees. The Chairs of the Audit, Compensation, Nominating and Corporate Governance, and Compliance and Quality Committees receive annual retainers of $35,000, $35,000, $25,000 and $25,000, respectively. Non-chair members of the Audit, Compensation, Nominating and Corporate Governance, and Compliance and Quality Committees receive an annual retainer of $25,000, $20,000, $20,000 and $20,000, respectively. Additionally, non-employee directors are entitled to receive an annual restricted stock unit award with a value of $175,000 on the grant date. Non‑employee directors may also elect to convert all or a portion of their cash retainers into deferred stock units to be paid at a later date or upon termination of board service pursuant to the deferral terms of a deferred stock unit agreement. The Company also reimburses each non-employee director for regular expenses incurred in attending board meetings and committee meetings.

EHH Director Compensation Prior to the Merger. Prior to the completion of the Merger, each of the directors of EHH during 2016 received an annual cash retainer of $90,000 paid in equal quarterly installments and an annual award of restricted stock units with a fair market value equal to $100,000 on the date of grant. Mr. Smith, who served as lead director of EHH’s board prior to the Merger, received an additional annual cash retainer of $82,000 for his service as lead director. Additionally, directors of EHH appointed to serve on EHH board committees received the following additional cash retainers: chair of audit or compliance committee - $18,000; member of audit or compliance committee - $15,000; chair of compensation committee - $13,000; member of compensation committee - $10,000; chair of nominating and corporate governance committee - $10,000; member of nominating and corporate governance committee - $8,000.

AmSurg Director Compensation Prior to the Merger. Prior to the completion of the Merger, each AmSurg non-employee director during 2016 was entitled to receive an annual retainer of $90,000 for his or her services as a director and his or her attendance at meetings of the board committees of the Board. Mr. Geringer, the Chairman of the Board of AmSurg prior to the Merger, received an annual retainer of $160,000 for his services as Chairman. The Chairs of the AmSurg Board’s Audit, Compensation and Nominating and Corporate Governance Committees received annual retainers of $45,000, $25,000 and $20,000, respectively. Non-chair members of the Audit Committee, Compensation, and Nominating and Governance

Committee received an annual retainer of $25,000, $15,000 and $8,000, respectively. During 2016, Mr. Geringer, Ms. Miller, Henry D. Herr and Thomas G. Cigarran each received $10,000 for serving on an ad hoc committee established by the AmSurg Board to assist with the negotiation of the Merger.

The following table sets forth the compensation paid to each of the persons who served as non-employee directors of the Company, AmSurg or EHH during fiscal 2016.

Name	Fees Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2) ($)	Total ($)
Carol J. Burt (3)	123,750	100,000	—	223,750
Thomas G. Cigarran	99,833	145,000	—	244,833
James A. Deal (3)	73,958	145,000	75,000	293,958
John T. Gawaluck (3)	117,500	145,000	—	262,500
Steven I. Geringer (3)	167,500	195,000	—	362,500
Henry D. Herr	133,750	145,000	—	278,750
Joey A. Jacobs (3)	105,417	145,000	—	250,417
Kevin P. Lavender (3)	96,250	145,000	42,000	283,250
Mark V. Mactas	108,167	100,000	—	208,167
Cynthia S. Miller (3)	140,833	145,000	—	285,833
John W. Popp, Jr., M.D.	—	145,000	113,000	258,000
Leonard M. Riggs (3)	117,334	100,000	—	217,334
Richard J. Schnall (4)	—	192,083	—	192,083
James D. Shelton (3)	57,625	157,625	—	215,250
Michael L. Smith (3)	197,750	100,000	—	297,750
Ronald A. Williams (3)	—	207,083	—	207,083

(1)
Reflects the aggregate grant date fair value for the awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”).

(2)	Reflects director elections to defer retainer fees payable during fiscal 2016 into the Company’s supplemental executive and director retirement savings plan.

(3)	Current member of the Board.

(4)	Mr. Schnall resigned in March 2017.

What Committees Has the Board Established?

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Compliance and Quality Committees. Pursuant to our amended and restated bylaws, until the third anniversary of the Merger, each of the Board's committees will be comprised of an equal number of directors designated by AmSurg and by EHH prior to the Merger. Our amended and restated bylaws also provide that until the third anniversary of the Merger, the initial chair of the Audit Committee and the Compliance and Quality Committees following the Merger would each be a director designated by AmSurg, and the initial chair of the compensation committee and the nominating and governance committee following the Merger would each be a director designated by EHH.

Audit Committee. As more fully described in its charter, our Audit Committee has responsibility for, among other things, assisting our Board in oversight over our accounting, financial and external reporting policies and practices, the quality and integrity of financial statements, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit and enterprise risk management function, the preparation of the report of the Audit Committee under the rules of the SEC, compliance with other legal and regulatory requirements primarily relating to accounting, auditing, taxation or other financial matters, and financing and capital allocation strategies, capital structure, financial policies, and financial condition, and review of related party transactions. Our audit committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee operates under a written charter adopted by the Board. The Charter of the Audit Committee is available on our website at www.evhc.net. Click on “Investors,” “Governance” and then “Audit Committee” under the heading,

“Corporate Governance.” Current members of the Company’s Audit Committee are James A. Deal (Chair), Carol J. Burt, John T. Gawaluck, Cynthia S. Miller and Michael L. Smith, all of whom are independent directors. Richard J. Schnall served on the Audit Committee prior to his resignation from the Board in March 2017. Messrs. Deal, Gawaluck, and Smith, and Ms. Burt are audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. The Company’s audit committee did not meet in 2016 following its formation upon the completion of the Merger.

AmSurg Audit Committee. Prior to the Merger, the members of AmSurg’s audit committee were James A. Deal, John T. Gawaluck, Henry D. Herr, Kevin P. Lavender and Cynthia S. Miller, all of whom were independent directors of AmSurg. Messrs. Deal, Gawaluck and Herr qualified as audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. In fiscal 2016, AmSurg’s Audit Committee met five times prior to the Merger.

EHH Audit Committee. Prior to the Merger, the members of EHH’s audit committee were Michael L. Smith (Chair), Carol J. Burt and James D. Shelton, all of whom were independent directors of EHH. Messrs. Smith and Ms. Burt qualified as audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K. EHH’s Audit Committee met six times in 2016 prior to the Merger.

Compensation Committee. The functions of our Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management, the compensation and benefit plans in which officers and directors are eligible to participate and awards under (and otherwise administering) such plans. The Compensation Committee also reviews and makes recommendations to the Board regarding the compensation policies and arrangements for the Company’s non-employee directors. See “Executive Compensation - Compensation Discussion and Analysis” below. The Compensation Committee operates under a written charter adopted by the Board. The Charter of the Compensation Committee is available on our website at www.evhc.net. Click on “Investors,” “Governance” and then “Compensation Committee” under the heading, “Corporate Governance.” Current members of the Company’s Compensation Committee are Michael L. Smith (Chair), Steven I. Geringer, Kevin P. Lavender, and Ronald A. Williams, all of whom are independent directors. Following the formation of the committee upon the completion of the Merger, the Company’s Compensation Committee met one time during 2016.

AmSurg Compensation Committee. Prior to the Merger, the members of AmSurg’s compensation committee were James A. Deal, John T. Gawaluck, Henry D. Herr, Kevin P. Lavender and Cynthia S. Miller, all of whom were independent directors of AmSurg. AmSurg’s compensation committee met four times in 2016 prior to the Merger.

EHH Compensation Committee. Prior to the Merger the members of EHH’s compensation committee were Mark V. Mactas (Chair), Carol J. Burt and James D. Shelton, all of whom were independent directors of EHH. EHH’s compensation committee met five times in 2016 prior to the Merger.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all director positions to be filled by the Board or by the stockholders, developing and recommending to the Board a set of corporate governance principles applicable to the Company, and otherwise taking a leadership role in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee also assists the Board in its oversight of Committee selection, composition and evaluation. Our Board evaluation process includes an assessment of the effectiveness of the Board and each committee, as a whole, and an assessment of the skills and contributions of each director. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Charter of the Nominating and Corporate Governance Committee is available on our website at investor.evhc.net. Click on “Investors,” “Governance” and then “Nominating and Corporate Governance Committee” under the heading, “Corporate Governance.” Current members of the Nominating and Corporate Governance Committee are Carol J. Burt (Chair), Steven I. Geringer, Joey A. Jacobs, and Ronald A. Williams, all of whom are independent directors. The Company’s Nominating and Corporate Governance Committee did not meet in 2016 following its formation upon the completion of the Merger.

AmSurg Nominating and Corporate Governance Committee. Prior to the Merger, the members of AmSurg’s Nominating and Corporate Governance Committee were Thomas G. Cigarran, Henry D. Herr and John W. Popp, Jr., M.D., all of whom were independent directors of AmSurg. AmSurg’s Nominating and Corporate Governance Committee met four times in 2016 prior to the Merger.

EHH Nominating and Corporate Governance Committee. Prior to the Merger, the members of EHH’s Nominating and Corporate Governance Committee were Carol J. Burt, James D. Shelton and Michael L. Smith, all of whom were independent directors of EHH. EHH’s Nominating and Corporate Governance Committee met four times in 2016 prior to the Merger.

Compliance and Quality Committee. As more fully described in its charter, our Compliance and Quality Committee has responsibility for ensuring proper communication of compliance issues to the Board and its committees, reviewing significant compliance risk areas and management’s efforts to monitor, control and report such risk exposures, monitoring the effectiveness of our ethics and compliance department; reviewing and approving compliance related policies and procedures, and oversight over the policies and procedures relating to the delivery of quality medical care to patients. Current members of the Company’s Compliance and Quality Committee are Cynthia S. Miller (Chair), John T. Gawaluck, James D. Shelton, and Leonard M. Riggs, Jr. M.D.

The Compliance and Quality Committee operates under a written charter adopted by the Board. The Charter of the Compliance and Quality Committee is available on our website at investor.evhc.net. Click on “Investors,” “Governance” and then “Compliance and Quality Committee Charter” under the heading, “Corporate Governance.” The Company’s Compliance and Quality Committee did not meet in 2016 following its formation upon the completion of the Merger.

AmSurg Compliance Oversight. Prior the the Merger, matters relating to healthcare compliance were overseen by AmSurg's Audit Committee and matters relating to clinical quality were overseen by AmSurg's Nominating and Governance Committee.

EHH Compliance Committee. Prior to the Merger the members of EHH’s Compliance Committee were Leonard M. Riggs, Jr., M.D., Mark V. Mactas, William A. Sanger, Michael L. Smith and Ronald A. Williams. EHH’s Compliance and Quality Committee met four times in 2016 prior to the Merger.

How Are Director Nominees Selected for Election to the Board?

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and select, or recommend that the Board select, Board candidates who the Nominating and Corporate Governance Committee believes are qualified and suitable to become members of the Board consistent with the criteria for selection of new directors adopted from time to time by the Board.

Considerations for Director Nominees

The Nominating and Corporate Governance Committee considers the Board’s current composition, including skills, experience, expertise and diversity. The committee also carefully weighs the following general qualifications in its selection of director nominees:

•	integrity and honesty;

•	ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole;

•	background and experience with healthcare, operations, finance or marketing or other fields which will complement the talents of the other Board members;

•	willingness and capability to actively participate in Board and committee meetings and related activities;

•	ability to work professionally and effectively with other Board members and management;

•	availability to remain on the Board long enough to make an effective contribution;

•	satisfaction of applicable independence standards; and

•	absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

In identifying candidates for election to the Board, the Nominating and Corporate Governance Committee considers nominees recommended by directors, stockholders and other sources. The nominating and corporate governance committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the nominating and corporate governance committee would recommend the candidate for consideration by the full Board. The nominating and corporate governance committee may engage consultants or third‑party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the Board for consideration by the nominating and corporate governance committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Envision Healthcare Corporation, c/o Secretary, 6363 S. Fiddler's Green Circle, Greenwood Village, 80111. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our amended and restated by-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board.

How Can I Make a Proposal or Make a Nomination for Director for Next Year’s Annual Meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated by‑laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2018, the proposal or nomination must be received by us at our principal executive offices no later than December 14, 2017.

Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2018 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 25, 2018 and February 24, 2018 and comply with the other provisions of our amended and restated by-laws.

How Often Did the Board Meet During Fiscal 2016?

The Company’s Board met one time during fiscal 2016 following its formation upon the completion of the Merger.
The AmSurg board of directors met ten times during 2016 prior to the Merger. The EHH board of directors met twenty-one times during 2016 prior to the Merger. Each of AmSurg directors attended at least 75% of the total number of meetings of the AmSurg board of directors and committee meetings held during 2016, and each of the EHH directors attended at least 75% of the total number of meetings of the EHH board of directors and committee meetings held during 2016. All of AmSurg’s directors attended AmSurg’s 2016 annual meeting of shareholders, and one of EHH’s directors attended EHH’s 2016 annual meeting of stockholders.

How Do I Communicate with the Board?

Any stockholder or interested party who wishes to communicate with our Board as a whole, the independent directors, or any individual member of the Board or any committee of the Board may write to the Company at: Envision Healthcare Corporation, c/o Secretary, 1A Burton Hills Boulevard, Nashville, Tennessee 37215. Depending on the subject matter, the Secretary will either (i) promptly forward to the Chairman of the Audit Committee of the Board and the General Counsel any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company; or (ii) not forward to the Board, any committee or any director, any communications of a personal nature or not related to the duties of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company. Our Executive Chairman is available for consultation and direct communication with major shareholders, if requested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions. Our Board has approved written policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our audit committee for consideration. The audit committee must then review and decide whether to approve any Related Person Transaction. For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

John Clark, a Vice President - Development of the Company, is the brother-in-law of Kevin Eastridge, our Senior Vice President, Finance and Chief Accounting Officer. Mr. Clark is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. The aggregate annual compensation paid by the Company to Mr. Clark exceeds $120,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five directors who are independent directors (four of whom are audit committee financial experts) as defined under the applicable rules of the NYSE, the applicable SEC regulations and the Guidelines. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Charter of the Audit Committee is available on our website at investor.evhc.net.

The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements, including reviewing our publicly released financial information prior to its issuance, the Company’s disclosures set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Audit Committee appointed and determined the compensation paid to our independent registered public accounting firm for 2016, reviewed the nature and scope of the annual audit, oversaw and reviewed the independence and qualifications of our independent registered public accounting firm, and approved all audit and non-audit services provided by our independent registered public accounting firm for 2016. The Audit Committee also discussed with management, our vice president responsible for the internal audit function and our independent registered public accounting firm our policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Audit Committee oversaw our internal audit program, including approval of the annual internal audit plan and reviewed the annual budget and staffing for the internal audit program for 2016. Throughout the year, the Audit Committee conferred with the independent registered public accounting firm, our vice president responsible for the internal audit function, and our Chief Financial Officer in separate executive sessions to discuss matters that the Audit Committee, the independent registered public accounting firm, the vice president responsible for the internal audit function, or the Chief Financial Officer believed should be discussed privately with the Audit Committee. The Audit Committee has direct and confidential access to both our internal and external auditors.

As part of the Audit Committee’s oversight of our internal audit program, during 2016 the Audit Committee reviewed and discussed with our vice president responsible for the internal audit function our implementation of the Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company relating to accounting, internal controls and auditing matters and to ensure that such complaints are treated confidentially and anonymously.

Management has the primary responsibility for our financial statements and reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States (GAAP).

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP. The Audit Committee also reviewed a report on the effectiveness of our internal control over financial reporting, “Management’s Report on Internal Control over Financial Reporting” and Deloitte & Touche LLP’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC.

THE AUDIT COMMITTEE

James A. Deal (Chair)
Carol J. Burt
John T. Gawaluck
Cynthia S. Miller
Michael L. Smith

Richard J. Schnall, who no longer serves on the Company's Board of Directors and Audit Committee, participated in the oversight functions discussed above prior to his resignation in March 2017. The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our named executive officers (referred to herein as “executive compensation”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”). While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, highly values the opinions of our stockholders. We will consider the vote of the Company’s stockholders when making compensation decisions for our named executive officers in the future.

We have set forth the compensation of our named executive officers in the Compensation Discussion and Analysis, the tabular disclosure regarding the compensation paid to our executive officers and the accompanying narrative discussion in pages 23 through 41 of this proxy statement. The Company’s executive compensation program is designed to motivate and retain a highly skilled management team who provide leadership and direction for the Company and align their goals and incentives with the best interests of our stockholders.

The Compensation Committee believes our executive compensation program is aligned with the best interests of the Company’s stockholders and reflects a strong pay-for-performance philosophy. Based on the Company’s financial performance in 2016, we believe the compensation paid to our named executive officers was appropriate and reasonable and that our compensation program is sound and in the best interests of the Company and its stockholders. Accordingly, stockholders are being asked to approve the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED on an advisory basis.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. This Compensation Discussion and Analysis (CD&A) provides information about the components of our executive compensation program for our Named Executive Officers (NEOs), whose compensation is described in this Proxy Statement. On December 1, 2016, AmSurg and EHH completed the Merger, combining two leading healthcare companies to create a premier healthcare services provider organization offering clinical solutions on a national scale, well positioned to create long-term value for its stockholders, health systems, payors, providers and patients. Prior to the Merger, decisions regarding the legacy AmSurg executive compensation programs were made by the AmSurg Compensation Committee, and decisions regarding the legacy EHH executive compensation programs were made by the EHH Compensation Committee. After the effective date of the Merger, the Company’s compensation committee (the “Compensation Committee”) conducted a review of the legacy companies’ executive compensation programs and adopted the most effective practices and policies from both legacy companies. This CD&A describes the decisions made by each of the AmSurg Compensation Committee and EHH Compensation Committee with respect to 2016 executive compensation decisions made prior to the Merger, and generally discusses the Company’s executive compensation philosophy and practices of the post-Merger Compensation Committee, in addition to certain actions taken by the Compensation Committee following the Merger.

Our Named Executive Officers

Following the creation of our Company upon completion of the Merger, our Board designated the new executive officers of the Company. The following named executive officers include the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers based on 2016 compensation paid to our executive officers, including by AmSurg and EHH prior to the Merger. We refer to these executive officers as our named executive officers or NEOs.

Our NEOs for 2017 are listed below:

William A. Sanger	Executive Chairman
Christopher A. Holden	President and Chief Executive Officer
Robert J. Coward	Executive Vice President and President - Physician Services Group
Randel G. Owen	Executive Vice President and President - Ambulatory Services Group
Claire M. Gulmi	Executive Vice President and Chief Financial Officer

Executive Summary

2016 Performance Highlights

2016 was a transformative year for our Company. The leadership of our senior management team was instrumental in the negotiation and execution of the Merger, which created a premier healthcare services provider organization with a compelling suite of clinical solutions. Our management team also played a critical role in developing and implementing the initial phase of our integration efforts, driving our initiatives to realize synergies, and strengthening our customer and clinical partner relationships. Following the completion of the Merger, the Company became part of the S&P 500 stock index.

Our Executive Compensation Philosophy

The primary objectives of our executive compensation policies are:

•
to attract and retain talented executives by providing compensation that is, overall, highly competitive with the compensation provided to executives at companies of comparable position in the health care services industry, and consistent with our annual budget, financial objectives and operating performance;

•	to provide appropriate performance-based short-term incentives for executives to meet or exceed the achievement of our annual financial performance and business goals; and

•
to closely align the interests of our executives with those of our stockholders and the long-term interests of the Company by providing the majority of our long-term incentive compensation in the form of equity-based compensation.

The Compensation Committee is committed to a strong and direct link between our financial and strategic performance and our executive compensation practices. In making executive compensation decisions, the Compensation Committee also exercises discretion to look beyond financial performance measures to the executives’ achievement of specific strategic goals. It is the Compensation Committee’s objective to have the majority of each executive officer’s compensation contingent upon our performance, as well as providing appropriate incentives and pay for each executive's individual performance. Accordingly, in addition to the Company’s strategic and financial performance, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, external pay practices, total cash and equity compensation internally, retention considerations and other factors the Compensation Committee deems appropriate.

Our Executive Compensation Framework

Following the completion of our Merger, the Compensation Committee designed a new executive compensation framework incorporating the most effective pay practices from both legacy companies. For 2017, the Compensation Committee established the following executive compensation elements to closely align the interests of our leadership with those of our stockholders and create a strong link between our performance and our executive pay:

•	Long-term equity incentive program comprised of 60% performance share units linked to key performance metrics and 40% time-based restricted stock units;

•	Performance share units linked to value-creating long-term performance goals based on adjusted earnings per share and total shareholder return relative to the S&P Composite 1500 healthcare index; and

•
Short-term cash incentives designed to reward exceptional performance based on achievement of key performance indicators, including Adjusted EBITDA, corporate development goals tied to acquisition and organic growth, and individual performance indicators.

Our Compensation Governance Practices

As part of our Compensation Committee’s ongoing efforts to embrace compensation governance best practices, we have adopted the following approaches to compensation governance:

Fully Independent Compensation Committee	✓
Equity Ownership Guidelines for Executives and Directors	✓
Equity Awards with “Double Trigger” Vesting On Change of Control	✓
Restrictions on Hedging and Pledging of EVHC stock	✓
Pay for Performance Philosophy	✓
Short-Term Incentives tied to Financial and Operating Performance	✓
Performance-Based Equity Awards	✓
Incentive Compensation Clawback Policy	✓
Minimum Vesting Requirements for Equity Awards	✓
No Excise Tax Gross-Ups	✓
Rigorous CEO Performance Review	✓
Limited Executive Perquisites and Benefits	✓

Our Target Executive Pay Mix

The charts below show the target 2016 executive pay mix for our named executive officers.
The charts below show the target 2017 executive pay mix for our named executive officers.
Role of the Compensation Committee in the Compensation Process. Generally, our Compensation Committee establishes the compensation arrangements for our senior management, including our executive officers, and reviews and makes recommendations to the Board regarding non-employee director compensation. The Compensation Committee also administers our equity incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and our stockholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of the NYSE.

The Compensation Committee reviews our compensation policies on an annual basis based upon our financial performance, our annual budget, our position within the health care services industry, our peer group, and the compensation policies of similar companies in the health care services industry. The Compensation Committee seeks to ensure that our executive officers are paid appropriately for their contributions to the Company and that our overall compensation strategy supports our objective of creating shareholder value. The level and mix of compensation of individual executives is reviewed annually in light of the compensation policies for that year. The Compensation Committee believes these are important factors in determining executive compensation.

In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise, including the effective leadership of others who contribute to our success. Such qualitative factors as leadership skills, analytical initiative, potential for growth in overall abilities, contribution to the Company, and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.

Review of Peer Companies

The Compensation Committee relies on several factors in its review of total direct compensation opportunities for our executives, including a review of peer group data and available market data from industry surveys. Following the Merger, the Compensation Committee identified a peer group for purposes of its annual review of executive compensation, including with respect to the NEOs. In selecting our current peer group, the Compensation Committee focused on healthcare services providers of comparable scale and business characteristics that we compete with for organizational talent. Generally, our Compensation Committee targets total direct compensation for our executives within a competitive range of the median for our peer group. Our new peer group includes the following companies:

Company	Ticker	Company	Ticker
Centene Corp.	CNC	Mednax Inc.	MD
Community Health Systems, Inc.	CYH	Molina Healthcare, Inc.	MOH
DaVita Inc.	DVA	Select Medical Holdings Corp.	SEM
Genesis Healthcare Inc.	GEN	TeamHealth Holdings Inc.*	TMH
HealthSouth Corp.	HLS	Tenet Healthcare Corp.	THC
Kindred Healthcare, Inc.	KND	Universal Health Services, Inc.	UHS
Lifepoint Health Inc.	LPNT	Wellcare Health Plans, Inc.	WCG
Magellan Health Inc.	MGLN

*Acquired by The Blackstone Group in February of 2017.

Prior to the Merger, the AmSurg Compensation Committee identified a peer group for purposes of its 2016 annual review of executive compensation, including with respect to the AmSurg Executives. This peer group included the following companies:

Company	Ticker	Company	Ticker
Amedisys Inc.	AMED	HealthSouth Inc.	HLS
AMN Healthcare Service, Inc.	AMN	LifePoint Health Inc.	LPNT
Brookdale Senior Living, Inc.	BKD	Mednax Inc.	MD
Chemed Corporation	CHE	Select Medical Holdings Corp.	SEM
Envision Healthcare Holdings, Inc.	EVHC	TeamHealth Holdings Inc.*	TMH
Hanger Inc.	HNGR	VCA Inc.	WOOF

* Acquired by The Blackstone Group in February of 2017.

Prior to the Merger, the EHH Compensation Committee identified a peer group for purposes of its 2016 annual review of executive compensation, including with respect to the EHH Executives. This peer group included the following companies:

Company	Ticker	Company	Ticker
Air Methods Corp.	AIRM	Lifepoint Health Inc.	LPNT
Amedisys Inc.	AMED	Magellan Health Inc.	MGLN
AMN Healthcare Service, Inc.	AMN	Mednax Inc.	MD
AmSurg Corp.	AMSG	Molina Healthcare, Inc.	MOH
Centene Corp.	CNC	Select Medical Holdings Corp.	SEM
Genesis Healthcare Inc.	GEN	TeamHealth Holdings Inc.*	TMH
HealthSouth Corp.	HLS	Universal Health Services, Inc.	UHS
Kindred Healthcare, Inc.	KND	Wellcare Health Plans, Inc.	WCG

* Acquired by The Blackstone Group in February of 2017.

Role of Chief Executive Officer in Compensation Decisions. The Compensation Committee is responsible for all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of our executive officers other than himself, and makes recommendations regarding appropriate levels of compensation. Our Chief Executive Officer does not participate in the Compensation Committee’s deliberations regarding his own compensation. Prior to the Merger, Mr. Sanger, as Chief Executive Officer of EHH, and Mr. Holden, as Chief Executive Officer of AmSurg, provided recommendations to the legacy EHH Compensation Committee and AmSurg Compensation Committee, respectively, with respect to the performance of each company’s executive officers for 2016.

Advisory Say-on-Pay Vote. Historically, each of AmSurg and EHH have received strong support from stockholders in each company’s advisory “say on pay” votes. Since the post-Merger Company is a newly formed entity, we are asking our stockholders to approve, on an advisory basis, the compensation paid during 2016 to our named executive officers and to approve a frequency of "every year" for future "say on pay" proposals. See “Proposal 2-Advisory Vote to Approve Executive Compensation” and “Proposal 3-Advisory Vote on the Frequency of the Advisory Vote Approving Executive Compensation.”

Role of the Compensation Consultant. The Compensation Committee engages an independent compensation consulting firm to review the compensation program for our senior management, including the executive officers, and provide the Compensation Committee with relevant market and other data and alternatives to consider when making compensation decisions, including the mix of cash and non-cash compensation, and the form and value of equity-based awards. The Compensation Committee uses information provided by its compensation consultant and recommendations from our Chief Executive Officer to determine the appropriate level and mix of total compensation, including incentive compensation. The Compensation Committee's consultant also advises the Compensation Committee with respect to the compensation arrangements for our non-employee directors. Prior to the Merger, the EHH Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant and the AmSurg Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant, in each case for the portion of 2016 prior to the Merger. Following the Merger, the Compensation Committee retained F.W. Cook as its independent compensation consultant. Each of the EHH Compensation Committee, the AmSurg Compensation Committee and the Compensation Committee assessed the independence of its independence compensation consultant. The EHH Compensation Committee concluded that no conflict of interest existed that would prevent Pay Governance from serving as an independent compensation consultant, and the AmSurg Compensation Committee and the Compensation Committee concluded that no conflict of interest existed that would prevent F.W. Cook from serving as an independent compensation consultant.

Elements of Executive Compensation. The primary elements of the Company’s executive compensation program include:
For 2016, the EHH Compensation Committee determined the mix of compensation components with respect to Messrs. Sanger and Owen (collectively, the “EHH Executives”), and the AmSurg Compensation Committee determined the mix of compensation components with respect to Messrs. Holden and Coward, and Ms. Gulmi (collectively, the “AmSurg Executives”). The following discussion describes the principal components of compensation for our named executive officers for the year ended December 31, 2016, as well as the Compensation Committee’s decision making process.

The Compensation Committee’s Approach to Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The Compensation Committee generally establishes base salaries for our executive officers on an annual basis at a meeting of the Compensation Committee held in the first quarter of the year. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officer’s level of base salary relative to other executive officers of the Company and executive officers at comparable companies, changes to the position and responsibilities of the executive officers, and the recommendations of the Chief Executive Officer. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer.

2016 Base Salary Determination. For 2016, the AmSurg Compensation Committee weighed these factors and approved increases in base salaries for Messrs. Holden and Coward, and Ms. Gulmi. In particular, the AmSurg Compensation Committee reviewed the total direct compensation, the performance of each executive officer, and the significant creation of shareholder value over the prior year in making its determinations. For 2016, after reviewing relevant compensation benchmarking data and considering current levels of total direct compensation and the retention value of current compensation levels, the EHH Compensation Committee determined that Mr. Owen’s base salary would be increased and Mr. Sanger’s base salary would not be increased. The following chart summarizes the 2016 base salary determinations for our named executive officers.

Name	2016 Base Salary	2015 Base Salary	Percentage Change
Christopher A. Holden President and Chief Executive Officer	$1,040,000	$1,000,000	4.0%
William A. Sanger Executive Chairman	$1,106,000	$1,106,000	—%
Robert J. Coward Executive Vice President and President-Physician Services Group	$683,000	$657,280	3.9%
Randel G. Owen Executive Vice President and President-Ambulatory Services Group	$700,000	$675,000	3.7%
Claire M. Gulmi Executive Vice President and Chief Financial Officer	$530,000	$500,000	6.0%

The Compensation Committee’s Approach to Cash Incentives. The Compensation Committee believes generally that a substantial portion of our executive officers’ cash compensation should be performance-based. To link executive compensation and short-term performance, the Compensation Committee relies on annual cash bonuses awarded to our executive officers based upon the extent to which our actual earnings during a fiscal year meet or exceed earnings targets approved by the Compensation Committee for such fiscal year, and other specific performance measures related to each executive officer’s specific area of responsibility. Specific targets relating to an executive officer’s area of responsibility include targets relating to segment earnings, new acquisition and development activity, as well as personal performance goals approved by the Compensation Committee. Executive officers do not receive a bonus pursuant to the plan with respect to a bonus measure if performance was below the minimum target with respect to that measure. In establishing our annual cash bonus plan, the Compensation Committee reviews data prepared by its independent consultant and the recommendations of the Chief Executive Officer in determining the percentage of bonus earned, based upon specific performance targets and the maximum total bonus potential for the executive officers.

2016 Cash Incentive Determinations. For 2016, the AmSurg Compensation Committee established the bonus plan described below to determine 2016 cash incentive payments for the AmSurg Executives (the “2016 AmSurg Bonus Plan”). For 2016, the AmSurg Compensation Committee determined that cash bonuses for Mr. Holden and Ms. Gulmi would be based 50% upon the attainment of the Company’s earnings targets, 30% upon the attainment of personal performance goals, and 20% upon expected earnings contribution from physician practices and surgery centers acquired during 2016. The AmSurg Compensation Committee determined that the cash bonus for Mr. Coward would be based 40% upon expected earnings contribution from surgery centers and physician practices acquired during 2016, 20% upon the attainment of the Company’s earnings targets, 20% upon targets related to earnings of our Physician Services division, and 20% upon the attainment of personal performance goals.

2016 AmSurg Bonus Plan - Bonus Metric Allocation

For the 2016 AmSurg Bonus plan, the percentage of cash bonus allocated to each performance target for each of the AmSurg Executives are set forth in the table below.

Name	Adjusted Earnings Per Share	Personal Performance Goals	Expected EBITDA of Physician Practices and Surgery Centers Acquired	Physician Services Adjusted EBITDA
Christopher A. Holden	50%	30%	20%	—
Robert J. Coward	20%	20%	40%	20%
Claire M. Gulmi	50%	30%	20%	—

2016 AmSurg Bonus Plan- Target and Maximum Bonus Payments

The cash bonuses paid to each of the AmSurg Executives for 2016, and the target and maximum total bonus awards for each of them, as a percentage of their base salaries, is set forth in the table below.

Name	Target Cash Incentive ($)	Target Cash Incentive (as a % of Base Salary)	Maximum Cash Incentive ($)	Maximum Cash Incentive (as % of Base Salary)	Actual 2016 Cash Incentive ($)	Actual 2016 Cash Incentive (% of Base Salary)
Christopher A. Holden	1,300,000	125%	2,215,200	213%	1,560,000	150%
Robert J. Coward	512,250	75%	874,240	128%	614,700	90%
Claire M. Gulmi	344,500	65%	588,300	111%	413,400	78%

The bonus payable to each of the AmSurg Executives under the AmSurg 2016 Bonus Plan was dependent upon meeting or exceeding the bonus targets previously established by the AmSurg Compensation Committee for each performance measure. The range of potential bonus achievement for each financial performance measure was 0% to 200%, while the range of potential bonus achievement applicable to personal performance goals was 0% to 100%. For 2016, the performance targets and associated results for the financial performance measures established under the AmSurg 2016 Bonus Plan were as follows (dollars in millions, except per share amounts):

2016 Targets (1)	Low (Threshold) ($)	High (Maximum) ($)	Actual Performance ($)	2016 Result (% of Target Cash Incentive)
Projected AmSurg Adjusted Earnings Per Share (2)	4.27	4.33	4.30	100%
Expected EBITDA of Physician Practices and Surgery Centers Acquired (3)	37.0	47.2	49.0	200%
Physician Services Adjusted EBITDA(4)	356.4	359.8	Below Threshold	—%

(1)	Refer to Appendix A for definitions of Adjusted EBITDA, Expected EBITDA of Physician Practices and Surgery Centers Acquired, and Projected AmSurg Adjusted Earnings Per Share.

(2)
Represents projected adjusted earnings per share of legacy AmSurg Corp., on a standalone basis assuming the Merger had not occurred, for the year ended December 31, 2016. The Company is unable to provide a reconciliation of Projected AmSurg Adjusted Earnings Per Share, a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure without unreasonable efforts. This inability results from the inherent difficulty in reconciling forecasted results of AmSurg on a standalone pre-merger basis to that of the Company post-merger.

(3)
The Company is unable to provide a reconciliation of Expected EBITDA of Physician Practices and Surgery Centers Acquired, a forward looking non-GAAP financial measure, to the most directly comparable GAAP financial measure without unreasonable efforts. This inability results from the inherent difficulty in reconciling forecasted results of individual acquisitions on a standalone basis to the Company's historical results.

(4)	Applicable only to Mr. Coward's 2016 bonus targets.

In addition, during 2016 each of the AmSurg executive officers achieved 100% of his or her personal performance goals. The personal performance goal measures included measures relating to each executive officer’s area of responsibility, including strategic initiatives, growth initiatives, development activities, implementation of new financial reporting and accounting systems, and departmental goals relating to revenue growth and expense management.

For 2016, the EHH Compensation Committee determined that the EHH Executives would be eligible to participate in EHH’s Senior Executive Bonus Plan (the “EHH Bonus Plan”), which provides for a bonus opportunity if EHH achieved positive Adjusted EBITDA, subject to negative discretion based on EHH’s financial performance, individual performance, and days sales outstanding, a measure of receivables and collections. For 2016, Mr. Sanger’s bonus opportunity was 200% and Mr. Owen’s bonus opportunity was 100%, in each case as a percentage of base salary. With respect to the EHH Bonus Plan, the EHH Compensation Committee determined that EHH's 2016 operating and financial performance prior to the Merger did not warrant a bonus payment to Messrs. Sanger and Owen for 2016.

Goal Setting Process: Short-term Incentive Goals Designed to Reward Exceptional Performance

The Compensation Committee considers the earnings and performance bonus targets above the minimum level to be a “reach” and thus, while designed to be attainable, achievement of those bonus targets requires strong performance and execution. In recent years the AmSurg Compensation Committee approved multiple performance levels for each bonus measure, which have historically ranged from 0% to 200%. Historically, the bonus performance goals established by both AmSurg and EHH have included rigorous financial and operating performance targets relating to corporate earnings, segment earnings, corporate and strategic development goals, and personal performance goals. The application of these rigorous performance goals has resulted in actual payouts that have varied between threshold and maximum levels of achievement. The levels of bonus achievement for our NEOs as a percentage of target cash incentive from 2015-2016 were as follows:

Executive	2016 Bonus (as a % of Target Award)	2015 Bonus (as a % of Target Award)
Christopher A. Holden	120%	170%
William A. Sanger	0%	0%
Robert J. Coward	120%	180%
Randel G. Owen	0%	0%
Claire M. Gulmi	120%	170%

The Compensation Committee’s Approach to Long Term Equity Incentives. The Compensation Committee believes that an integral part of our executive compensation program is equity-based compensation plans that align our executive officers’ long-range interests with those of our stockholders. All equity-based awards are granted pursuant to incentive plans approved by our stockholders. The Compensation Committee determines the components and amounts of equity-based awards to the executive officers based upon, among other factors, the recommendations of the Chief Executive Officer, with respect to executives other than the Chief Executive Officer, internal pay equity, prior equity grants, individual and Company performance, our annual budget, retention considerations, the estimated annual financial accounting compensation expense associated with the awards and the practices of peer group companies. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer. Equity-based awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to create long-term shareholder value.

2016 Long-Term Equity Incentive Decisions. During the first quarter of 2016, the AmSurg Compensation Committee determined the amount, form and mix of equity-based compensation awarded to the AmSurg Executives as part of its regular review of executive compensation. The AmSurg Compensation Committee considered AmSurg’s financial and operating performance, each executive’s individual performance and contributions, the recommendations of the Chief Executive Officer, with respect to executives other than himself, and target levels of total direct compensation based on peer group benchmarking and survey data.

During the first quarter of 2016, the EHH Compensation Committee considered comparable factors to determine the amount, form and mix of the equity-based compensation awarded to the EHH Executives, approving a new long-term equity incentive plan for EHH’s executives. The long-term equity awards to the EHH Executives represented the first set of comprehensive equity grants made to the EHH Executives since EHH’s initial public offering in 2013. In connection with the EHH Compensation Committee’s decision to approve these long-term incentive awards for 2016, the Compensation Committee considered the effectiveness of long-term incentive equity awards as an important tool to incent long-term performance, retain EHH’s most talented leaders and align their interests with those of its stockholders.

In order to further align the interests of the Company’s management with its stockholders, a significant portion of each long-term incentive award granted to our named executive officers in 2016 consisted of performance awards. The following table sets forth the value of equity compensation awarded to our named executive officers in 2016 in connection with the AmSurg Compensation Committee’s, and the EHH Compensation Committee’s, annual review of executive compensation, and does not include the additional one-time equity award made to Mr. Holden in 2016, which is discussed below under “Additional One-time Equity Awards.”

Name	Target Value of Equity Award ($)	Target Award (% of Base Salary)	Performance Awards (#)	Time-Based Awards (#)	Stock Options (#)
Christopher A. Holden	4,000,000	385%	32,441	21,627	—
William A. Sanger	4,424,000	400%	26,880	—	105,806
Robert J. Coward	1,366,000	200%	9,232	9,232	—
Randel G. Owen	1,400,000	200%	8,505	—	12,758
Claire M. Gulmi	1,060,000	200%	5,731	8,597	—

Vesting of Long-Term Incentive Awards Granted to AmSurg Executives

The time-based vesting restricted shares granted to the AmSurg Executives during 2016 vest in three equal, annual installments beginning on the second anniversary of the date of grant. The performance-based share units granted in 2016 to AmSurg Executives include performance-based vesting terms that provide for the delivery of a number of shares of common stock equal to 0% to 150% of the number of performance units granted, based upon the Company's achievement of performance targets related to Company adjusted earnings per share during 2016. For 2016, the range of adjusted earnings per share targets ranged from $4.27 per share to $4.33 per share. Upon the completion of the Merger, which constituted a change in control under the terms of these awards, the number of shares of common stock to be issued in settlement of the 2016 performance-based share units was the target award, since the Merger occurred prior to the end of the one-year performance period. The common stock issued in settlement of the performance-based share units will vest in three equal annual installments beginning on the first anniversary of the grant of the performance-based share unit. Refer to Appendix A for a discussion of the non-GAAP financial measures referenced in this proxy statement.

The number of shares of time-based vesting restricted stock and the number of performance-based share units issued in 2016 and the number of shares of common stock issued to settle the performance-based units was as follows:

Name	Shares of Time Based Restricted Stock (#)	Performance Share Units (#)	Shares of Common Stock Issued to Settle PSUs (#)
Christopher A. Holden	21,627	32,441	32,441
Robert J. Coward	9,232	9,232	9,232
Claire M. Gulmi	8,597	5,731	5,731

Vesting of Long-Term Incentive Plan Awards Granted to EHH Executives

Stock options granted to the EHH Executives under the 2016 long-term incentive program vest in equal installments over a three-year period based on the executive’s continued employment. The performance share units granted to EHH Executives in 2016 will cliff vest following a three-year performance period based on the Company’s total shareholder return compared to the companies included in the S&P Composite 1500 Health Care Index over the same period, subject to the employee’s continued employment through the performance period, which commenced on January 1, 2016 and ends on December 31, 2018. For each performance share award, the number of shares that will ultimately vest will be in the range of 0% to 150% of a target share number, with 25% of the target number vesting if the Company’s percentile rank is 25%, 100% of the target amount vesting if the Company’s percentage rank is 50%, and 150% of the target amount vesting if the Company’s percentile rank is 75% or more. The actual number of shares that vest for performance results falling between the designated performance targets will be determined by straight-line interpolation. Equity awards granted to EHH Executives prior to the Merger were not subject to acceleration as a result of the Merger, which did not constitute a "change-in-control" of EHH under the terms of EHH's equity incentive plans.

Additional One-time Equity Awards for Individual Performance

The Compensation Committee may grant additional equity awards in addition to regular long-term incentive plan awards to reward exceptional individual performance. In February 2016, the AmSurg Compensation Committee approved an additional equity award of 202,758 shares of time-based vesting restricted stock to Mr. Holden. The AmSurg Compensation Committee determined to award the stock to Mr. Holden in recognition of his superior leadership and performance as President and Chief Executive Officer of the Company beginning in October 2007, the significant growth in AmSurg’s legacy ambulatory services business during his tenure, and his leadership and performance through AmSurg’s acquisition of Sheridan Healthcare in July 2014, a transaction that transformed AmSurg and significantly diversified its business. The AmSurg Compensation Committee considered that Mr. Holden had successfully led the integration of Sheridan Healthcare, which achieved anticipated synergies and realized many of the anticipated benefits of the transaction. The AmSurg Compensation Committee also considered the creation of significant shareholder value during Mr. Holden’s tenure, noting that the trading price of AmSurg’s common stock increased from $42.80 per share to $76.00 per share from the announcement of the Sheridan transaction on May 29, 2014 through December 31, 2015, creating over $1.5 billion of value for the Company’s shareholders. In the view of the AmSurg Compensation Committee, the award, which vests in four equal installments commencing February 2, 2017, provided additional retention benefits and incented him to continue to create value for the Company’s shareholders. The grant of these additional equity awards increased the aggregate value of Mr. Holden's equity holdings from approximately 20 times his base salary to approximately 34 times his base salary, further aligning Mr. Holden’s interests with the Company’s shareholders.

Retirement Plans. The Compensation Committee believes that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing methods for those individuals to save for retirement. Some of those methods are available to our employees generally, and some are available to a smaller group recognizing the limitations on amounts that may be saved under our qualified plans.

Supplemental Executive Retirement Plan. During 2016, AmSurg maintained a non-qualified deferred compensation plan allowing employees at the executive level of vice president or higher to make pre-tax contributions to an investment account established in the executive’s name. The AmSurg Executives were permitted to defer up to 50% of their base compensation and up to 50% of their bonus compensation otherwise payable during the calendar year. During 2016, the AmSurg Compensation Committee determined that the Company should make contributions to the plan in an amount equal to 6% of the annual base compensation of the executives, and additional contributions to the plan up to a maximum of 18% of the annual base salary of such executives based upon the attainment of adjusted earnings per share targets. The AmSurg Compensation Committee approved four performance levels for 2016 relating to Company adjusted earnings per share ranging from $4.27 per share to $4.33 per share. The range of Company contributions established for 2016 was 8% to 18%, depending on the level of adjusted earnings per share performance, with a minimum Company contribution equal to 6% of the executives' base salaries.

During 2016, as a result of the level of adjusted earnings per share achievement, each of the AmSurg Executives received plan contributions of 10% of his or her base salary. Participants in the supplemental executive retirement plan are fully vested in their contributions to the plan. Generally, the Company’s contributions to the plan vest in equal, annual installments over five years, subject to automatic vesting if the executive retires, dies or becomes disabled, if the plan terminates or if there is a change in control. Upon the completion of the Merger, which resulted in a change in control under the terms of the plan, all contributions made by AmSurg on behalf of AmSurg Executives fully vested. Participants in the plan direct the investment of their accounts in investment alternatives that the Company selects. All contributions to the plan are subject to claims of our creditors.

The EHH Executives are eligible to participate in an unfunded deferred compensation plan established in 2010 for highly compensated employees. See "2016 Nonqualified Deferred Compensation" below.

401(k) Plan. Substantially all salaried employees, including the named executive officers, are eligible to participate in our 401(k) savings plans. During 2016, the AmSurg 401(k) plan provided for a matching contribution of 50% of each AmSurg Executive’s voluntary salary contributions, with a maximum Company contribution of 50% of the first 6% of the participant’s salary contributed by the participant, up to a maximum voluntary contribution of $18,000 ($24,000 for employees aged 50 and over) in 2016. The 401(k) plan maintained for legacy EHH employees allowed the EHH Executives to contribute a maximum of 40% of their compensation up to a maximum of $18,000 ($24,000 for employees aged 50 and over) in 2016. The legacy EHH 401(k) plan provides for a company match of employee contributions up to a maximum of 50% of the first 6% of the employee’s salary per year, which we fund currently.

Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental and life insurance programs. Under the terms of Mr. Sanger's employment agreement with EHH prior to the Merger, he was entitled to limited personal use of EHH's corporate aircraft, including commuting from his home to EHH's offices. Following the completion of the Merger, Mr. Sanger is no longer entitled to this benefit and in December 2016 he received a one-time cash payout of $420,000 representing the cash value of accrued but unused hours of personal aircraft use he was entitled to under this arrangement.

2017 Executive Compensation Decisions. Following the completion of the Merger, the Compensation Committee established base salaries, target bonus opportunities and target levels for regular long-term incentive awards for the Company’s named executive officers, in the amounts set forth below:

Name	Base Salary ($)	Target Bonus as % of Base Salary	Target Long-Term Incentive Awards ($)
Christopher A. Holden	1,200,000	150	6,000,000
William A. Sanger	1,106,000	200	4,424,000
Robert J. Coward	820,000	120	1,400,000
Randel G. Owen	770,000	120	1,400,000
Claire M. Gulmi	636,000	100	1,100,000

During the first quarter of 2017, the Compensation Committee determined that 60% of the 2017 long-term incentive awards would be comprised of performance share units and 40% would be comprised of time-based restricted share units. The 2017 performance shares awarded to the Company’s named executive officers will cliff vest after a three-year performance period based on (i) the Company’s Adjusted Earnings per Share performance on an absolute-basis (the “EPS Goals”) and (ii) the Company’s total shareholder return compared to the companies included in the S&P Composite 1500 Health Care Index over the same period (the “TSR Goals”), subject to the employee’s continued employment through the performance period. For the Company’s named executive officers, the vesting of performance share units will be 70% dependent on the Company’s achievement of the EPS Goals and 30% dependent on achievement of the TSR Goals during the performance period.

In addition to the regular long-term incentive awards for 2017 described in the table above, the Compensation Committee also approved the issuance of a one-time restricted share unit award to Mr. Coward with a grant date value of $400,000. This award will vest in equal installments over a three-year period, subject to his continued employment. In making its decision, the Compensation Committee recognized Mr. Coward’s significant contributions in the growth of the Company’s Physician Services business, his critical role in integration efforts following the Merger, and the retention benefits of the award.

Under the terms of Mr. Sanger’s Employment Agreement negotiated in connection with the Merger, the EHH Compensation Committee approved a one-time award of time-vesting restricted stock units with a value equal to $3,000,000 following the completion of the Merger, to enhance the retention benefits of Mr. Sanger’s compensation and to incent Mr. Sanger in the creation of long-term value in his role as Executive Chairman. On January 30, 2017 Mr. Sanger was granted 44,816 restricted stock units, vesting over a three-year period, in satisfaction of this provision.

The Compensation Committee also approved the Company’s bonus plan for 2017. Pursuant to the 2017 bonus plan, the Company’s named executive officers are eligible to receive cash incentive payments based upon the Company’s attainment of certain earnings targets, corporate development goals, and the achievement of key performance indicators specific to each executive’s area of responsibility, over the one-year performance period.

Benefits Upon Termination of Employment. We have employment agreements with each of our NEOs. The agreements provide for severance and the continuation of health and life insurance benefits in the event the executive officer is terminated without cause. The employment agreements with Messrs. Holden and Coward, and Ms. Gulmi provide for severance equal to two times base salary, two times target bonus and a pro rata portion of bonus for the year of termination, and continuation of coverage under the Company’s health and life insurance plans for a period of two years. Additionally, these employment agreements provide for the acceleration of all time-based equity awards held by the executives at the time of his or her termination without cause or for good reason, unless his or her employment is terminated without cause following the failure of the Company to achieve at least 85% of the budgeted level of earnings from continuing operations before income taxes during any two years during the consecutive three fiscal year period prior to termination. If Mr. Holden is terminated without cause or resigns for good reason within 12 months following a change in control, he will receive (i) three times his base salary, (ii) three times his target bonus and a pro rata portion of his bonus for the year of termination, (iii) continuation of coverage under the Company’s health and life insurance plans for a period of three years, and (iv) acceleration of all time-based equity awards held at the time of termination. If Mr. Coward or Ms. Gulmi are terminated without cause or resign under certain circumstances within 12 months following a change in control, he or she will receive (i) two times his or her base salary, (ii) two times his or her target bonus and a pro rata portion of his or her bonus for the year of termination, (iii) continuation of coverage under the Company’s health and life insurance plans for a period of two years, and (iv) acceleration of all time-based equity awards held at the time of termination. Pursuant to Mr. Sanger’s employment agreement with the Company, if his employment is terminated without cause or for good reason prior to the end of his one-year term as Executive Chairman, he will be entitled to continued payment of unpaid base salary until the end of the term (i.e., until the first anniversary of the closing of the Mergers) and payment of a pro rata bonus based for the year of termination based on actual performance. The time-vesting equity interests received by Mr. Sanger following the Merger pursuant to his employment agreement will also become fully vested.

On June 15, 2016, in connection with the execution of the definitive merger agreement between EHH and AmSurg, EHH’s board of directors approved a senior management severance and retention program (the “EHH Severance Plan”), which provided severance arrangements for certain executives of EHH, including Mr. Owen. The EHH Severance Plan became effective upon the closing of the Merger. Upon a termination by the Company for cause or by Mr. Owen with good reason (a “Qualifying Termination”) within the 18-month protection period following the closing of the Merger, Mr. Owen will be entitled to a severance multiple of 1.75 times his base salary and target bonus, and a pro rata percentage of his bonus. If Mr. Owen experiences a Qualifying Termination or is terminated due to death or permanent disability during the protection period, all of his then-unvested equity awards will fully vest on an accelerated basis, with performance share units vesting at target levels. The Compensation Committee believes that the severance provisions contained in the employment agreements and EHH Severance Plan are reasonable and an important element in attracting and retaining executive officers.

See “Potential Payments Upon Termination or Change in Control” below for information with respect to potential payments and benefits under the employment agreements with the NEOs and our other compensation arrangements upon the termination of the NEOs.

Compensation Risk Assessment. Following completion of the Merger, the Compensation Committee reviewed the design and operation of our compensation programs, including whether they encourage excessive or inappropriate risk taking by our employees, including our NEOs. Based upon its review, the Compensation Committee determined that the Company’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company. Our compensation arrangements include base salaries at levels that the Compensation Committee believes provides employees with a steady income so that they are not encouraged to focus on short-term performance criteria to the detriment of other important Company measures. The performance measures used in our incentive-based compensation arrangements are primarily enterprise level measures rather than individual measures (which we believe encourages executives and other employees to focus on overall corporate performance rather than individual performance), provide for payments based upon multiple performance measures and at multiple levels of performance, and are generally capped at a specified percentage of annual salary. Although some of our employees are compensated based upon expected earnings contribution from acquisition and development activity, the incentives are based upon departmental development activity rather than individual initiatives, and all substantial transactions are approved by our Board. For long-term compensation, we grant equity-based awards that have multi-year vesting periods, which we believe aligns employees’ interests with the long-term interests of the Company and its stockholders.

Stock Ownership Guidelines. We have established stock ownership guidelines for our executive officers and non-employee directors. Our stock ownership guidelines require our Chief Executive Officer to maintain stock ownership valued at five times his base salary and require our other executive officers to maintain stock ownership valued at two and a half times their base salaries. Executive officers must retain 75% of equity holdings until they meet the guidelines. Executive officers are expected to meet these stock ownership guidelines within five years following their date of hire or promotion, as applicable. As of December 31, 2016, each of our named executive officers met his or her individual stock ownership level under our stock ownership guidelines. Officers who do not comply with the guidelines may not be eligible for future equity awards. Our stock ownership guidelines require our non-employee directors to maintain stock ownership valued at four times his or her annual cash retainer. Non-employee directors are expected to meet these guidelines within five years following their initial appointment to the Board and must retain 75% of equity holdings until they meet the guidelines. As of December 31, 2016, each of our non-employee directors had met, or were making satisfactory progress towards meeting, these guidelines. See "Outstanding Equity Awards at 2016 Year End" for additional information regarding outstanding equity awards held by our NEOs.

Recoupment Policy. The Company has adopted a recoupment policy that allows the Company to recover any incentive compensation awarded or paid based on (i) achievement of financial results that were subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or the federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Compensation Committee to determine the amount of the incentive compensation were materially inaccurate, in each case regardless of individual fault.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies. The Company has established an anti-hedging policy that prohibits the Company’s officers from engaging in hedging or monetization transactions with respect to the Company’s securities, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative securities that are designed to hedge or offset a decrease in market value of the Company’s securities. The Company’s officers are also restricted from engaging in short sales related to the Company’s securities. The Company has established an anti-pledging policy that prohibits the Company’s officers from pledging the Company’s securities as collateral for a non-recourse loan, pledging the Company’s securities as collateral in a margin account, or pledging the Company’s securities that are required to comply with the Company’s stock ownership guidelines.

Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to certain of our NEOs. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee considers the impact of Section 162(m) in the design of our compensation arrangements, although it does not necessarily seek to limit executive compensation to amounts deductible under Section 162(m). While we generally structure our performance-based compensation arrangements with the intention of complying with Section 409A of the Code, there can be no assurance that such compensation will be fully deductible in all circumstances, if at all, and, in the future, the Company reserves the right in all cases to pay compensation that it determines to be appropriate even if that compensation is not deductible.

2016 Summary Executive Compensation Table

The following table sets forth information concerning total compensation paid or earned during the 2016 fiscal year for our named executive officers, including our Executive Chairman, our President and Chief Executive Officer, our Executive Vice President and President-Physician Services Group, our Executive Vice President and President-Ambulatory Services Group, and our Executive Vice President and Chief Financial Officer. As reflected in the table below, the primary components of the Company’s compensation program are cash compensation, consisting of a mix of base salary and cash bonus compensation, and equity compensation, consisting of restricted shares of the Company’s common stock and stock options with time-based vesting.

Name and Principal Position	Year	Salary (1) ($)		Stock Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Christopher A. Holden	2016	1,040,000		19,000,000	(6)	1,560,000	126,391	21,726,391
President and Chief Executive Officer	2015	1,000,000		4,280,980		1,700,000	190,800	7,171,780
	2014	765,908		1,876,502		459,544	53,303	3,155,257
William A. Sanger	2016	1,670,131		4,424,000		—	837,853	6,931,984
Executive Chairman	2015	1,140,865		—		—	345,495	1,486,360
	2014	1,104,863		—		—	247,837	1,352,700
Robert J. Coward	2016	683,000		1,366,000		614,700	92,300	2,756,000
Executive Vice President and	2015	657,280		788,730		887,328	118,310	2,451,648
President-Physician Services Group	2014	291,369	(5)	1,000,000		426,600	17,482	1,735,451
Randel G. Owen	2016	796,923		1,400,000		—	47,508	2,244,431
Executive Vice President and	2015	673,818		—		—	36,611	710,429
President-Ambulatory Services Group	2014	635,830		—		—	36,607	672,437
Claire M. Gulmi	2016	530,000		1,060,000		413,400	63,694	2,067,094
Executive Vice President and Chief	2015	500,000		999,970		510,000	98,440	2,108,410
Financial Officer	2014	459,680		551,618		165,485	35,174	1,211,957

(1)
The amounts shown reflect salary earned during the year which may differ from base salary due in part to timing of annual adjustments, cash payout for accrued vacation, pay periods, and other adjustments (including the value of paid time-off donated to the Company's charitable foundation).

(2)
Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718. See Note 1(c) to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 regarding the assumptions underlying valuation of equity awards.

(3)	Reflects bonuses earned during the fiscal year pursuant to cash bonus plan and, for 2014, the supplemental development bonus plan.

(4)
Reflects, for 2016, (a) Company matching contributions to the 401(k) plan of $8,420 for Mr. Holden, $7,950 for Mr. Sanger, $24,000 for Mr. Coward, $7,950 for Mr. Owen and $10,694 for Ms. Gulmi, (b) Company contributions to the supplemental executive retirement savings plan of $104,000 for Mr. Holden, $68,300 for Mr. Coward, and $53,000 for Ms. Gulmi, (c) personal use of our plane, including commuting, valued at $13,971 for Mr. Holden, $297,144 for Mr. Sanger and $16,567 for Mr. Owen, (d) supplemental individual life insurance expense of $91,439 for Mr. Sanger and $3,870 for Mr. Owen, (e) other expenses, including auto allowance and maintenance and fuel expenses of $21,320 for Mr. Sanger and $19,121 for Mr. Owen, and (f) a cash payout for accrued unused aircraft time of $420,000 for Mr. Sanger.

(5)	Mr. Coward commenced employment with the Company on July 16, 2014. His base salary for 2014 was $632,000, of which $291,369 was paid during 2014.

(6)
Includes additional one-time restricted stock award of 202,758 shares to Mr. Holden, in recognition of his superior leadership through AmSurg's acquisition of Sheridan Healthcare, which created over $1.5 billion of shareholder value from the announcement of the transaction on May 29, 2014 through December 31, 2015. See "Additional One-time Equity Awards for Individual Performance."

Employment Agreements

Employment Agreements with the AmSurg Executives. Our employment agreements with the AmSurg Executives provide for a minimum base salary and such other increases as the Compensation Committee determines to be appropriate. The employment agreements have terms expiring on December 31 of each year, but contain a provision that automatically extends the term for an additional one year on each successive anniversary date unless the Company gives the executive notice of its intent not to extend the term of the agreement not less than 60 days prior to the applicable December 31 of the agreement. The agreements provide that if we elect not to extend the executive’s employment, the executive will be considered to have been terminated without cause. In the event the executive’s employment with the Company is terminated as a result of the executive’s disability, each AmSurg Executive, other than Mr. Holden, is entitled to receive a pro rata portion of his or her annual bonus, his or her base salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time, and Mr. Holden is entitled to a pro rata portion of his annual bonus, his base salary and benefits for a period of 24 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event the executive’s employment with the Company is terminated by the Company following a felony conviction of the executive, the failure of the executive to contest prosecution for a felony, conviction of the executive of a crime involving moral turpitude, or willful and continued misconduct or gross negligence by the executive in the performance of his or her duties (the foregoing constitutes termination for “cause”), the Company shall have no further obligations under the employment agreement. In the event the Company terminates the executive without cause or the executive resigns because the Company has significantly changed the scope and nature of his or her authority and responsibilities, reduced his or her base salary or overall compensation or changed the location at which he or she is required to perform his or her duties to the Company (the foregoing constitutes termination for “good reason”), the executive will be entitled to receive a severance payment equal to (i) two times his or her base salary, (ii) two times his or her target annual bonus, (iii) a pro rata portion of his or her annual bonus and (iv)shall continue to be covered by the Company’s health and life insurance plans for a period of two years. Additionally, the employment agreements provide for the acceleration of all time-based equity awards held by the executives at the time of his or her termination without cause or for good reason, unless his or her employment is terminated without cause following the failure of the Company to achieve at least 85% of the budgeted level of earnings from continuing operations before income taxes during any two years during the consecutive three fiscal year period prior to termination. If the executive is terminated without cause or resigns for good reason within 12 months following a change in control, he or she will receive (i) two times his or her base salary, (ii) two times his or her target annual bonus and a pro rata portion of his or her annual bonus, (iii) shall continue to be covered by the Company’s health and life insurance plans for a period of two years, except in the case of Mr. Holden, in which he will receive a payment equal to three times his base salary, three times his target annual bonus and a pro rata portion of his annual bonus and shall continue to be covered by the Company’s health and life insurance plans for a period of three years, and (iv) acceleration of all time-based equity awards held at the time of termination. The employment agreements contain a restrictive covenant pursuant to which each executive officer has agreed not to compete with us for a period of two years following the date of the executive officer’s termination of employment.

Employment Agreements with the EHH Executives. On December 1, 2016, we entered into an employment agreement with Mr. Sanger relating to his service as Executive Chairman of the Company following the Merger. Mr. Sanger’s service as Executive Chairman will continue for one year following the closing of the Merger, whereupon Mr. Sanger will cease to be Executive Chairman, but will remain non-executive Chairman of the Board until the third anniversary of the completion of the Merger. Under the terms of his agreement, during his service as Executive Chairman Mr. Sanger is entitled to a base salary of $1,106,000 per year, an annual target bonus payment equal to two hundred percent (200%) of his base salary, and a one-time award of time-vesting equity interests in Company stock with a value equal to $3,000,000. Mr. Sanger has the right to terminate his agreement on 90 days’ notice, in which event he will be subject to the non-compete provisions described below. Pursuant to Mr. Sanger’s employment agreement with the Company, if his employment is terminated without cause or for good reason prior to the end of his one-year term as Executive Chairman, he will be entitled to continued payment of unpaid base salary until the end of the term (i.e., until the first anniversary of the closing of the Mergers) and payment of a pro rata bonus based for the year of termination based on actual performance.

Our employment agreement with Mr. Owen provides for an initial two-year term, with additional two-year extensions until terminated in accordance with the terms of the agreement. Mr. Owen has the right to terminate his agreement on 90 days’ notice, in which event he will be subject to the non-compete provisions described below. Each of Messrs. Sanger’s and Owen’s agreements contains non-competition and non-solicitation provisions pursuant to which the executive has agreed not to compete with the Company’s businesses, or solicit or recruit our employees for the 24‑month period from the date of termination. See "Benefits Upon Termination of Employment" for additional information regarding the severance benefits that Mr. Owen is entitled to receive upon his termination.

2016 Grants of Plan-Based Awards

The following table sets forth information regarding the 2016 grants of plan-based awards to the NEOs. All equity awards granted to AmSurg Executives were issued pursuant to the Company’s Amended and Restated AmSurg Corp. 2014 Stock Incentive Plan. Equity awards granted to the EHH Executives were issued pursuant to the Company’s Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($)	Number of Shares of Stock (#)		Number of Stock Options (#)		Grant Date Fair Value of Stock and Option Awards ($) (3)
Christopher A. Holden	02/02/16	56,250	1,300,000	2,215,000	256,826	(4)	—		19,000,000
William A. Sanger (2)	02/24/16	—	—	—	26,880	(5)	105,806	(5)	4,424,000
Robert J. Coward	02/02/16	23,985	512,250	874,240	18,464	(6)	—		1,366,000
Randel G. Owen (2)	02/24/16	—	—	—	8,505	(5)	12,758	(5)	1,400,000
Claire M. Gulmi	02/02/16	35,775	344,500	588,300	14,328	(6)	—		1,060,000

(1)	The “Threshold” bonus amount is determined based upon the minimum bonus each NEO could earn pursuant to the applicable 2016 bonus plan.

(2)	Under the EHH Bonus Plan, the decision to award a bonus, and the amount of the bonus, was subject to the exercise of discretion by the EHH Compensation Committee, and is not presented in this table.

(3)	Reflects the aggregate grant date fair value for the awards calculated in accordance with FASB ASC Topic 718.

(4)	Awards vest of 21,627 and 202,758 in three and four equal installments, respectively, beginning on the second anniversary and first anniversary of the of the date of grant, respectively.

(5)	Vests at the end of three years as of the date of grant, and stock options vest in three equal installments beginning on the first anniversary of the date of grant.

(6)	Vests in three equal annual installments beginning on the second anniversary of the date of grant.

Outstanding Equity Awards at 2016 Year End

The following table sets forth information regarding outstanding equity awards held by the NEOs at December 31, 2016.

		Restricted Stock Awards		Performance Share Units		Stock Options
Name	Grant Date	Number of Shares of Stock that Have not Vested (#)	Market Value of Shares of Stock that Have not Vested (1) ($)	Number of Units that Have not Vested (#)	Market Value of Shares of Stock that Have not Vested (1) ($)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Christopher A.	01/31/13 (2)	16,518	1,045,424	—	—	—	—	—	—
Holden	01/30/14 (2)	29,518	1,868,194	—	—	—	—	—	—
	02/03/15 (2)	38,637	2,445,336	38,638	2,445,399	—	—	—	—
	02/02/16 (3)	224,385	14,201,327	32,441	2,053,191	—	—	—	—
William A.	05/25/11 (4)	—	—	—	—	1,563,534	—	11.05	05/25/21
Sanger	02/24/16 (5)	—	—	26,880	1,701,235	—	105,806	65.84	02/24/26
Robert J.	07/16/14 (2)	14,002	886,187	—	—	—	—	—	—
Coward	02/03/15 (2)	8,542	540,623	5,694	360,373	—	—	—	—
	02/02/16 (2)	9,232	584,293	9,232	584,293	—	—	—	—
Randel G.	05/25/11 (4)	—	—	—	—	401,919	—	11.05	05/25/21
Owen	02/24/16 (5)	—	—	8,505	538,281	—	33,479	65.84	02/24/26
Claire M.	01/31/13 (2)	6,986	442,144	—	—	—	—	—	—
Gulmi	01/30/14 (2)	8,677	549,167	—	—	—	—	—	—
	02/03/15 (2)	10,830	685,431	7,220	456,954	—	—	—	—
	02/02/16 (2)	8,597	544,104	5,731	362,715	—	—	—	—

(1)	Market value is determined based on the market price of our common stock on December 31, 2016 ($63.29 per share).

(2)	Time based equity awards vest, or the restrictions applicable to the awards lapse, in three equal installments beginning on the second anniversary of the date of grant.

(3)
Time based equity awards vest of 21,627 and 202,758, or the restrictions applicable to the awards lapse, in three and four equal installments, respectively, beginning on the second anniversary and first anniversary of the of the date of grant, respectively.

(4)	Non-qualified stock options vest in five equal installments beginning on the first anniversary of the date of grant.

(5)
Non-qualified stock options vest in three equal installments beginning on the first anniversary of the date of grant. Time based equity awards vest, or the restrictions applicable to the awards lapse, three years from the date of grant.

Option Exercises and Stock Vested During 2016

The following table shows the amounts received by the NEOs upon the exercise of stock options during fiscal 2016 and information with respect to the vesting of restricted stock awards during 2016. None of the NEOs exercised any stock options in 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired Upon Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2) ($)
Christopher A. Holden	—	—	65,632	4,782,641
William A. Sanger	—	—	—	—
Robert J. Coward	—	—	9,851	755,223
Randel G. Owen	—	—	—	—
Claire M. Gulmi	—	—	21,682	1,586,095

(1)	Pursuant to the terms of the applicable award agreement, certain of these shares were withheld to satisfy the Company’s tax withholding obligations.

(2)	The value realized upon the vesting of restricted shares is calculated based upon the closing price of AmSurg common stock on Nasdaq on the applicable vesting date.

2016 Nonqualified Deferred Compensation

During 2016, the Company maintained a supplemental executive retirement plan for certain of its executive level employees. Executives could elect to defer a portion of their compensation otherwise payable to such executives during the calendar year, and the Company agreed to make annual contributions to the plan based on the Company's adjusted earnings per share achievement, which are subject to a two-year vesting schedule. In 2010, EHH implemented a Deferred Compensation Plan, in which the EHH Executives are entitled to participate. The EHH Deferred Compensation Plan is an unfunded and voluntary plan maintained primarily for the purpose of providing deferred compensation benefits for highly compensated employees. The EHH Deferred Compensation Plan does not provide for contributions from the Company. See "Retirement Plans-Supplemental Executive Retirement Plan" above for additional information.

The following table summarizes the activity during 2016 and the aggregate balances held by each of the NEOs at December 31, 2016 under the supplemental executive retirement plan and the EHH Deferred Compensation Plan, as applicable.

	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Christopher A. Holden	—	104,000	69,805	797,229
William A. Sanger	—	—	—	—
Robert J. Coward	—	68,300	7,798	143,535
Randel G. Owen	5,428	—	(252)	57,053
Claire M. Gulmi	15,886	53,000	70,629	971,356

(1)	Reported as “Salary” in the 2016 Summary Executive Compensation Table on page 36.

(2)
Reported as “All Other Compensation” in the 2016 Summary Executive Compensation Table on page 36. Registrant contributions with respect to 2016 were funded in the first quarter of 2017 and, therefore, are not reflected in the “Aggregate Balance at Last Fiscal Year End” data above.

(3)	Includes vested and unvested contributions.

Potential Payments Upon Termination or a Change in Control

The following table shows the estimated amount of potential payments, comprised of (i) cash and (ii) the estimated value of (A) continuing benefits under any existing employment agreements, (B) acceleration of unvested equity awards under equity grant agreements, plans or arrangements, and (C) acceleration of unvested supplemental executive retirement plan contributions, in the event of termination for specified reasons and/or a change-in-control of the Company assuming the NEO's employment terminated effective December 31, 2016 and based on compensation and benefit levels in effect on December 31, 2016. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company. The closing price for our common stock on December 31, 2016 was $63.29.

Name	Voluntary Termination	Retirement	Involuntary Termination Without Cause or Termination for Good Reason	For Cause Termination	Termination upon a Change in Control	Disability	Death
Christopher A. Holden	$—	$21,696,672	$26,323,053	$—	$28,761,044	$23,806,253	$21,696,672
William A. Sanger	$—	$567,078	$1,693,671	$—	$1,693,671	$679,837	$567,078
Robert J. Coward	$—	$2,650,036	$4,906,236	$—	$4,960,876	$3,312,496	$2,650,036
Randel G. Owen	$—	$179,427	$2,669,661	$—	$3,025,409	$219,661	$179,427
Claire M. Gulmi	$—	$2,625,961	$4,355,377	$—	$4,397,777	$3,167,369	$2,625,961

Compensation Committee Interlocks and Insider Participation

Prior to the Merger, the EHH Compensation Committee was composed of Mark V. Mactas, Mr. Shelton and Ms. Burt, and the AmSurg Compensation Committee was composed of John W. Popp, Jr., M.D., Ms. Miller and Messrs. Deal, Jacobs and Lavender. None of these persons is an officer or employee of EHH, AmSurg, the Company or any of their respective subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael L. Smith (Chair)
Steven I. Geringer
Kevin P. Lavender
Ronald A. Williams

PROPOSAL 3 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
APPROVING EXECUTIVE COMPENSATION

In addition to the advisory "Say on Pay" vote set forth in Proposal 2, under the Dodd-Frank Act and Section 14A of the Exchange Act, stockholders are also entitled, at least once every six years, to indicate on an advisory basis, their preference regarding how frequently we should solicit the "Say on Pay" vote. This non-binding advisory vote is commonly referred to as a "Say on Frequency" vote. By voting on this Proposal 3, stockholders may indicate whether the advisory "Say on Pay" vote should occur every year, every two years or every three years or they may abstain from voting. Although the vote is advisory and is not binding on the Board, the Board will consider the outcome of the vote when considering the frequency of future "Say on Pay" proposals.

After careful consideration, the Board believes that an advisory vote on executive compensation that occurs every year (an annual vote) is the most appropriate alternative for our Company at this time. Although we recognize the potential benefits of having less frequent advisory votes to approve executive compensation, we understand that an annual advisory vote is currently the standard desired by our stockholders. Regardless of the frequency of the advisory vote to approve executive compensation, the Compensation Committee will remain committed to considering feedback from stockholders as we continue to refine and evaluate the Company’s compensation programs.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our executives on the agenda for the annual meeting of stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A FREQUENCY OF "EVERY YEAR" FOR FUTURE "SAY ON PAY" PROPOSALS ON EXECUTIVE COMPENSATION.

PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the current fiscal year, and we are requesting that our stockholders ratify this appointment. Deloitte has served in this capacity for AmSurg, which was deemed to be the accounting acquirer in the Merger, since 1992. Factors considered by the Audit Committee in the selection of Deloitte included: historical and recent performance on the Company and AmSurg audits, the firm's capabilities and industry expertise, external information on audit quality and performance, analysis of the firm's known legal risks or regulatory proceedings, independence and tenure, appropriateness of fees, and the potential impact of changing auditors. A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Stockholders should recognize that the ratification of the appointment of Deloitte does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders.

Fees Billed to Us by Deloitte For 2016 and 2015

Audit Fees

The aggregate audit fees billed by Deloitte for the years ended December 31, 2016 and 2015 were approximately $3,697,000 and $2,200,000, respectively. The fees include professional services for Deloitte's annual audits and quarterly reviews of the Company’s financial statements and attestation of the effectiveness of the Company’s internal control over financial reporting required by Section 404 of the Sarbanes Oxley Act of 2002. The year-over-year fee increase was driven primarily by services provided in connection with the Merger.

Audit-Related Fees

The aggregate fees billed by Deloitte for audit related fees for the fiscal years ended December 31, 2016 and 2015 were $328,000 and $136,500, respectively. The 2016 audit related fees primarily include services provided in connection with the Merger, as well as fees for accounting consultations. The 2015 audit related fees primarily include services provided in connection with the Company’s equity offering completed during 2015, as well as accounting consultations.

Tax Fees

The aggregate fees billed by Deloitte for tax services for the fiscal years ended December 31, 2016 and 2015 were $1,112,000 and $821,874, respectively. These fees relate primarily to tax compliance reviews and related consultations. The year-over-year fee increase was driven primarily by services provided in connection with the Merger.

All Other Fees

The aggregate fees billed by Deloitte for all other fees for each of the fiscal years ended December 31, 2016 and 2015 were $5,000 and $5,600, respectively, for Deloitte web-based accounting research system and other advisory services.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy requiring that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent registered public accounting firm. This policy is administered by our senior management, who report throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Deloitte during fiscal 2016 and 2015.

Auditor Rotation Policies

Deloitte maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules require the rotation of the lead audit partner after five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Whether or not you expect to attend the Annual Meeting, we urge you to vote via the internet or by telephone, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.

APPENDIX A - DEFINITIONS OF NON-GAAP FINANCIAL MEASURES

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with GAAP. The following is a discussion of the Company’s use of these non-GAAP financial measures.

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest expense, net, income taxes, depreciation, amortization, transaction and integration costs, share-based compensation, impairment charges, debt extinguishment costs, gain or loss on disposals and deconsolidations, changes in contingent purchase price consideration, purchase accounting adjustments related to mergers and acquisitions and discontinued operations. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to Envision Healthcare Corporation common shareholders is the financial measure calculated and presented in accordance with GAAP that is most comparable to Adjusted EBITDA as defined. We have not provided a reconciliation of Adjusted EBITDA to the most comparable financial measures calculated and presented in accordance with GAAP, as Adjusted EBITDA is being presented solely to disclose target levels under the Company's bonus plan.

Expected EBITDA of Physician Practices and Surgery Centers Acquired. We define Expected EBITDA of Physician Practices and Surgery Centers Acquired as the incremental earnings before interest, income taxes and depreciation and amortization expected to be contributed by an acquisition. Expected EBITDA of Physician Practices and Surgery Centers Acquired is a foreword looking non-GAAP measure and should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. Expected EBITDA of Physician Practices and Surgery Centers Acquired is an analytical indicator used by management to evaluate company performance, including under the Company's bonus plan. Expected EBITDA of Physician Practices and Surgery Centers Acquired should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Expected EBITDA of Physician Practices and Surgery Centers Acquired is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Expected EBITDA of Physician Practices and Surgery Centers Acquired as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations attributable to common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to Expected EBITDA of Physician Practices and Surgery Centers Acquired as defined. The Company is unable to provide a reconciliation of Expected EBITDA of Physician Practices and Surgery Centers Acquired, a forward looking non-GAAP financial measure, to the most directly comparable GAAP financial measure without unreasonable efforts. This inability results from the inherent difficulty in reconciling forecasted results of individual acquisitions on a standalone basis to the Company's historical results.

Projected AmSurg Adjusted Earnings Per Share. Projected AmSurg Adjusted Earnings Per Share represents management's forward looking projections of adjusted earnings per share of legacy AmSurg on a standalone basis for the year ended December 31, 2016, assuming the Merger had not occurred. Projected AmSurg Adjusted Earnings Per Share is a projected measure due to the Merger. We believe our use of Projected AmSurg Adjusted Earnings Per Share provides a better measure of our performance for purposes of determining our non-equity incentive compensation, as it provides better comparability to prior periods because it excludes discontinued operations, the gains or loss from disposals and deconsolidations, which are non-cash in nature, impairment charges, transaction and integration costs, including associated debt extinguishment costs and deferred financing write-off, and acquisition-related amortization expense, changes in contingent purchase price consideration, purchase accounting adjustments related to mergers and acquisitions and share-based compensation expense. Projected AmSurg Adjusted Earnings Per Share should not be considered as a measure of financial performance under GAAP, and the items excluded from it is a significant component in understanding and assessing financial performance. Because Projected AmSurg Adjusted Earnings Per Share is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, it may not be comparable as presented to other similarly titled measures of other companies. For purposes of calculating adjusted earnings per share, we utilize the if-converted method to determine the number of diluted shares outstanding. In periods where utilizing the if-converted method is anti-dilutive, the mandatory convertible preferred stock will not be included in the calculation of diluted shares outstanding. The Company is unable to provide a reconciliation of Projected

AmSurg Adjusted Earnings Per Share, a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure without unreasonable effort. This inability results from the inherent difficulty in reconciling forecasted results of AmSurg, on a standalone pre-merger basis, to that of the Company post-merger.

Envision Healthcare Corporation
6363 S. Fiddlers Green Circle
14th Floor
Greenwood Village, CO 80111

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Carol J. Burt 02 Christopher A. Holden 03 Cynthia S. Miller 04 Ronald A. Williams

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of Envision Healthcare Corporation's executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3. Approval, on a non-binding advisory basis, of the frequency of future advisory votes approving Envision Healthcare Corporation's executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. Ratification of the appointment of Deloitte & Touche LLP as Envision Healthcare Corporation's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000330339_1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

ENVISION HEALTHCARE CORPORATION
Annual Meeting of Stockholders
May 25, 2017
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher A. Holden and Claire M. Gulmi, and each of them, as proxies, with full power of substitution, to vote all shares of common stock of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Envision Healthcare Corporation (the "Company"), to be held on Thursday, May 25, 2017, at the Company's corporate offices at 1A Burton Hills Boulevard, Nashville, Tennessee 37215 at 9:00 a.m., central daylight savings time (CDT), and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000330339_2

Continued and to be signed on reverse side